Exhibit 2.1

PURCHASE AND SALE AGREEMENT

between
DCP LP HOLDINGS, LLC (“SELLER”)

and

AMERICAN MIDSTREAM, LLC (“BUYER”)

Dated

July 11, 2014

TABLE OF CONTENTS
Page

ARTICLE I CERTAIN DEFINITIONS......................................................................... 1

1.1	Certain Defined Terms................................................................................ 1

1.2	Other Definitional Provisions....................................................................14

1.3	Headings....................................................................................................14

1.4	Other Terms...............................................................................................14
ARTICLE II THE TRANSACTION.............................................................................14

2.1	The Transaction..........................................................................................14

2.2	Purchase Price............................................................................................14

2.3	Purchase Price Allocation..........................................................................15

2.4	Deposit.......................................................................................................15

2.5	Tax Withholding.........................................................................................15
ARTICLE III OTHER TRANSACTIONS, PRORATIONS AND SETTLEMENT 15

3.1	Estimated Purchase Price Determination...................................................15

3.2	Post-Closing Purchase Price Reconciliation..............................................16
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO THE SUBJECT INTERESTS...............................................................16

4.1	Organization, Good Standing and Authority..............................................17

4.2	Enforceability.............................................................................................18

4.3	Capitalization; Subject Interests................................................................18

4.4	No Conflicts...............................................................................................19

4.5	Consents, Approvals, Authorizations and Governmental Regulations; Permits.......................................................................................................20

4.6	Taxes..........................................................................................................20

4.7	Litigation....................................................................................................22

4.8	Compliance with Laws..............................................................................22

4.9	Contracts....................................................................................................22

4.10	No Preferential Rights to Purchase............................................................23

4.11	ERISA/Controlled Group Liabilities.........................................................23

4.12	No Foreign Person.....................................................................................23

4.13	Payments on Real Property Interests.........................................................23

4.14	Sufficiency of the Assets............................................................................23

4.15	Real Property..............................................................................................24

4.16	Environmental Matters...............................................................................25

4.17	Broker’s or Finder’s Fees...........................................................................25

4.18	Labor Matters.............................................................................................25

4.19	Insurance....................................................................................................26

4.20	Capital Commitments................................................................................26

i

4.21	Indebtedness...............................................................................................26

4.22	Organizational Documents.........................................................................26

4.23	Bank Accounts...........................................................................................26

4.24	Books and Records....................................................................................26

4.25	Derivative Contracts..................................................................................26

4.26	Regulatory Status.......................................................................................26
ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO THE NON-OPERATED INTEREST..................................................27

5.1	Organization, Good Standing and Authority..............................................27

5.2	Capitalization.............................................................................................27

5.3	No Conflicts...............................................................................................28

5.4	Consents; Approvals; Authorizations and Governmental Regulations; Permits.......................................................................................................28

5.5	Taxes..........................................................................................................28

5.6	Litigation....................................................................................................28

5.7	Compliance with Laws..............................................................................29

5.8	Contracts....................................................................................................29

5.9	Sufficiency of the Assets............................................................................29

5.10	Environmental Matters...............................................................................29
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER.................29

6.1	Organization, Good Standing and Authority..............................................29

6.2	Enforceability.............................................................................................30

6.3	No Conflicts...............................................................................................30

6.4	Consents, Approvals, COF Authorizations and Compliance with Governmental Regulations.........................................................................30

6.5	Litigation...................................................................................................30

6.6	Independent Investigation.........................................................................30

6.7	Available Funds.........................................................................................31

6.8	Broker’s or Finder’s Fees...........................................................................31
ARTICLE VII COVENANTS........................................................................................32

7.1	Conduct of Business................................................................................. 32

7.2	Access Indemnity.......................................................................................34

7.3	Effect of Casualty Loss..............................................................................35

7.4	Names........................................................................................................35

7.5	HSR Act Filings.........................................................................................35

7.6	Regulatory Filings......................................................................................36

7.7	Preservation of Records.............................................................................36

7.8	Employees..................................................................................................37

7.9	Credits and Receipts..................................................................................39

7.10	Settlement of Intercompany Accounts and Termination of Intercompany Contracts....................................................................................................39

7.11	Idle Well Conductor Removal....................................................................40

7.12	Like-Kind Exchange..................................................................................40

7.13	Cooperation and Reasonable Efforts.........................................................40

7.14	Resignation of Officers and Managers......................................................40

7.15	Conveyance of the Transferred Assets......................................................40

7.16	Termination of Derivative Contracts.........................................................41

7.17	Confidentiality............................................................................................41

7.18	Financial Statements..................................................................................41

7.19	W&T Dispute.............................................................................................42
ARTICLE VIII CONDITIONS TO CLOSING............................................................43

8.1	Conditions of BUYER and SELLER.........................................................43

8.2	SELLER’s Conditions............................................................................... 43

8.3	BUYER’s Conditions.................................................................................44
ARTICLE IX CLOSING.................................................................................................45

9.1	Time and Place of Closing.........................................................................45

9.2	Deliveries at Closing..................................................................................45
ARTICLE X TERMINATION.......................................................................................46

10.1	Termination at or Prior to Closing.............................................................46

10.2	Effect of Termination.................................................................................47
ARTICLE XI INDEMNIFICATION.............................................................................47

11.1	Indemnification by BUYER..................................................................... 47

11.2	Indemnification by SELLER.....................................................................47

11.3	Deductibles, Caps, Survival and Certain Limitations................................47

11.4	Notice of Asserted Liability; Opportunity to Defend................................48

11.5	Effect of Investigation...............................................................................50

11.6	EXCLUSIVE REMEDY.........................................................................50

11.7	NEGLIGENCE AND STRICT LIABILITY WAIVER........................51

11.8	LIMITATION ON DAMAGES..............................................................51

11.9	BOLD AND/OR CAPITALIZED LETTERS........................................51
ARTICLE XII MISCELLANEOUS PROVISIONS....................................................51

12.1	Expenses....................................................................................................51

12.2	Further Assurances.....................................................................................51

12.3	Apportionment of Taxes; Transfer Taxes; Recording Fees........................52

12.4	Assignment................................................................................................53

12.5	Entire Agreement, Amendments and Waiver.............................................53

12.6	Severability................................................................................................53

12.7	Counterparts...............................................................................................53

12.8	Governing Law and Dispute Resolution................................................... 53

12.9	Notices and Addresses...............................................................................54

12.10	Press Releases............................................................................................55

12.11	Offset.........................................................................................................55

12.12	No Partnership; Third Party Beneficiaries.................................................55

12.13	Negotiated Transaction..............................................................................55

12.14	Schedules...................................................................................................56

EXHIBITS
A        Form of Subject Interest Assignment
B        Form of BUYER’s Guaranty
C        Form of Non-Foreign Certificate
D        Form of Transition Services Agreement
E        Form of Vehicle Transfer Assignment
F        Form of Claims Management Agreement
G        Form of Cameron Assignment
H        Form of Venice Assignment
I        Form of XOM Assignments
J        Form of W&T Agency Agreement
K        Form of Escrow Agreement
L        Form of SELLER’s Guaranty

SCHEDULES
1.1(a)        Mobile Bay Plant and Plant Map
1.1(b)        Transmission System and Transmission System Map
1.1(c)        Gathering System and Gathering System Map
1.1(d)        Permits
1.1(e)        Contracts
1.1(f)        Vehicles
1.1(g)        BUYER’s Knowledge
1.1(h)        Intercompany Agreements
1.1(i)        MPOG System
1.1(j)        Permitted Encumbrances
1.1(k)        SELLER’s Knowledge
1.1(l)        Transferred Assets
4.5(a)        SELLER Required Consents
4.5(b)        Permit Matters
4.6        Taxes
4.7(a)        Proceedings
4.7(b)        Controlled Entity Proceedings
4.7(c)        Prior Two Year Proceedings
4.8        Compliance with Laws
4.9(a)        Material Defaults with Contracts
4.9(b)        Contracts with Governmental Authorities
4.14        Sufficiency of Assets

4.15(a)(i)    Owned Real Property
4.15(a)(ii)    Real Property Easements
4.15(b)        Leased Real Property
4.16        Environmental Matters
4.18(d)        Employee Lay Offs
4.19        Insurance
4.20        Capital Commitments
4.21        Indebtedness
4.25        Derivative Contracts
5.5        Non-Operated Interest – Taxes
5.6(a)        Non-Operated Interest – Proceedings
5.9        Non-Operated Interest – Sufficiency of Assets
5.10        Non-Operated Interest – Environmental Matters
6.4        BUYER Required Consents
7.8(e)        BUYER Benefit Plans
11.2(b)        Certain Indemnified Matters

v

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated July 11, 2014 (the “Execution Date”) is by and between DCP LP Holdings, LLC, a Delaware limited liability company (“SELLER”) and American Midstream, LLC, a Delaware limited liability company (“BUYER”). BUYER and SELLER are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.

RECITALS

A.
SELLER owns 100% of the membership interests in each of Centana Gathering, LLC, a Delaware limited liability company (“CENTANA”), DCP Dauphin Island, LLC, a Delaware limited liability company (“DDI”) and DCP Mobile Bay Processing, LLC, a Delaware limited liability company (“Mobile Bay” and the 100% of the membership interests in each of Mobile Bay, CENTANA, and DDI are, collectively, the “Subject Interests”);

B.	CENTANA owns 100% of the membership interest in Centana Oil Gathering, LLC, a Delaware limited liability (“COG”);

C.	COG owns a 66.66% non-operated partnership interest in Main Pass Oil Gathering Company, a Delaware general partnership (“MPOG”);

D.
DDI owns 81.09654% of the partnership interest in Dauphin Island Gathering Partners, a Texas general partnership, (“DIGP”), and CENTANA owns the remaining 18.90346% of the partnership interest in DIGP;

E.	DIGP owns 100% of the membership interest in Dauphin Island Gathering System, LLC, a Delaware limited liability company (“DIGS”);

F.	SELLER has agreed to sell to BUYER, and BUYER has agreed to purchase from SELLER, the Subject Interests on the terms and subject to the conditions set forth in this Agreement.
FOR AND IN CONSIDERATION of the premises and of the mutual covenants contained herein, the Parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1    Certain Defined Terms. Capitalized terms used herein and not defined elsewhere in this Agreement have the meanings given such terms as set forth below.
“Accounting Firm” has the meaning given such term in Section 3.2(c).
“Affiliate” means, when used with respect to a specified Person, any other Person controlling, controlled by or under common control with the specified Person. For purposes of this definition,

“control”, when used with respect to any specified Person, means the power to direct the management and policies of the Person whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meaning correlative to the foregoing.
“Agreement” has the meaning given such term in the introductory paragraph.
“Assets” means the applicable Controlled Entity’s right, title and interest in its respective assets and properties, including, without limitation, the following assets and properties, but excluding the Transferred Assets:
(a)    Mobile Bay Plant. The approximately 300 MMcf/d single train, cryogenic gas processing plant owned by Mobile Bay and located in Mobile County, Alabama together with the leaseholds and appurtenances related thereto as more specifically described on Schedule 1.1(a) and on the map (“Plant Map”) attached thereto (collectively, the “Mobile Bay Plant”);
(b)    Transmission System. The approximately 120 miles of FERC Regulated Interstate Natural Gas Transmission system located offshore of Mobile, Alabama and extending through various Viosca Knoll and Main Pass blocks including certain offshore platforms and other appurtenances; all as more specifically described on Schedule 1.1(b) and on the map (“Transmission System Map”) attached thereto (collectively the “Transmission System”) owned by DIGP;
(c)    Gathering System. The approximately 150 miles of natural gas pipeline extending through various Viosca Knoll and Main Pass blocks that gathers gas into the Transmission System including certain offshore platforms and other appurtenances; all as more specifically described on Schedule 1.1(c) and on the map (“Gathering System Map”) attached thereto (collectively the “Gathering System”) owned by DIGS;
(d)    Real Property Interests. All fee properties, rights-of-way, easements, surface use agreements, licenses and leases that are owned by or held for the beneficial use of any Controlled Entity in connection with the ownership, operation or maintenance of the assets of such Controlled Entity, which consist of, the Mobile Bay Plant, Gathering System or Transmission System (collectively, the “Real Property Interests”);
(e)    Permits. All permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, warrants, franchises and similar rights and privileges which are owned by or held for the beneficial use of the Controlled Entities or which are required to be owned by or held for the beneficial use of the Controlled Entities, including Environmental Permits (collectively, the “Permits”). All such Permits are set forth on Schedule 1.1(d);
(f)    Personal Property. All tangible personal property of every kind and nature, which is necessary for or used in connection with, the ownership, operation or maintenance of the Assets, consisting of field equipment, office equipment, fixtures, tools, motor vehicles, instruments, spare parts, machinery, computer equipment, telecommunications equipment, supplies and materials, and all hydrocarbon inventory of the Mobile Bay Plant, Gathering System and Transmission System, including linefill (collectively, the “Personal Property”);
(g)    Contracts. All material contracts that relate to the ownership, operation or maintenance of the applicable Controlled Entity’s Assets, but not including the Transferred Assets or the Real Property Interests (collectively, the “Contracts”). All such Contracts are set forth on Schedule 1.1(e).
(h)    Books and Records. All accounting, financial, contract, land, title, engineering, environmental, operating, accounting, business, marketing, and other data, files, documents, instruments, notes, papers, ledgers, journals, reports, abstracts, surveys, maps, books, records and studies to the extent related to the Assets or used, useful, or held for use in connection with the Assets or the ownership, operation or maintenance of the Assets related to periods prior to the Closing Date (collectively, the “Records”).
(i)    Vehicles. The Mobile Bay Plant motor vehicles (the “Vehicles”) described on Schedule 1.1(f) which are titled in the name of Operator and which will be conveyed by Operator to Mobile Bay at the Closing by means of the Vehicle Transfer Assignment.
“Benefit Plan” means any “employee benefit plan,” including (a) any employee welfare benefit plan or employee pension benefit plan as defined in Sections 3(1) and 3(2) of ERISA; (b) any other employee benefit plan, program, agreement or arrangement, including but not limited to, deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan, golden parachute agreement, severance plan, dependent care plan, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, non-competition agreement, consulting agreement, vacation policy, disability plan, hospitalization insurance, medical insurance, life insurance; and (c) any “nonqualified deferred compensation plan” as such term is defined in Section 409A(d)(1) of the Code.
“BOEMRE” means the United States Bureau of Ocean Energy Management, Regulation and Enforcement.
“Business Day” means any day, other than Saturday and Sunday, on which federally-insured commercial banks in Denver, Colorado are generally open for business and capable of sending and receiving wire transfers.
“Business Employee” has the meaning given such term in Section 7.8(a).
“BUYER” has the meaning given such term in the introductory paragraph.
“BUYER Benefit Plan” has the meaning given such term in Section 7.8(e)(i).
“BUYER Failure” has the meaning given such term in Section 2.4.
“BUYER’s Guaranty” means the Guaranty Agreement in the form attached as Exhibit B that will be delivered by American Midstream Partners, LP to SELLER at Closing.

“BUYER Indemnitees” has the meaning given such term in Section 11.2.
“BUYER’s Knowledge” or the “Knowledge of BUYER” or any similar term, means the actual knowledge of any officer of BUYER or any of its Affiliates having a title of vice president or higher or any individuals listed on Schedule 1.1(g).
“BUYER Representatives” has the meaning given in Section 7.2.
“BUYER Required Consents” has the meaning given in Section 6.4.
“Cap” has the meaning given in Section 11.3(b)(iii).
“Cameron Assignment” means the Cameron Assignment in the form attached as Exhibit G that will be used to transfer and convey the asset known as the Cameron Dehy unit and all related appurtenances located at Grand Chenier, Cameron Parish, LA, to be assigned from DCP to Mobile Bay.
“Casualty Loss” means, with respect to all or any portion of the Assets, destruction by fire, storm or other casualty, or any condemnation or taking or threatened condemnation or taking, occurring after the Execution Date, of all or any material portion of the Assets.
“CENTANA” has the meaning given such term in Recital A.
“Claim” means any demand, demand letter, claim or notice of noncompliance or violation or Proceeding.
“Claim Notice” has the meaning given such term in Section 11.3(c).
“Claims Management Agreement” means the agreement in the form attached as Exhibit F providing for the allocation between the Parties of the rights, duties, benefits and obligations and the administration of the Shared-Post Closing Claims.
“Closing” has the meaning given such term in Section 9.1.
“Closing Date” has the meaning given such term in Section 9.1.
“Closing Statement” has the meaning given such term in Section 3.2(a).
“Closing Statement Notice” has the meaning given such term in Section 3.2(b).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“COG” has the meaning given such term in in Recital B.
“Confidentiality Agreement” means the Confidentiality Agreement between BUYER and SELLER relating to the transaction that are the subject of this Agreement dated March 5, 2014, as amended.
“Continuing Employee” has the meaning given such term in Section 7.8(c).
“Contracts” has the meaning given such term in the definition of Assets.
“Controlled Entities” means CENTANA, COG, DDI, DIGP, DIGS and Mobile Bay, and “Controlled Entity” means one of CENTANA, COG, DDI, DIGP, DIGS, or Mobile Bay.
“DCP” means DCP Midstream, LP, a Delaware limited partnership that is an indirect subsidiary of SELLER and that serves as the principal operating entity for the natural gas gathering and processing businesses owned by SELLER.
“Deposit” has the meaning given such term in Section 2.4.
“DDI” has the meaning given such term in Recital A.
“Derivative Contracts” has the meaning given such term in Section 4.25.
“DIGP” has the meaning given such term in Recital D.
“DIGS” has the meaning given such term in Recital E.
“Effective Closing Date” has the meaning given such term in Section 9.1.
“Environmental Defect” means any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the presence, generation, handling, use, treatment, storage, transportation, disposal, discharge, release or emission of any Hazardous Materials occurring prior, on or after to the Closing Date under Environmental Laws as in effect at the Closing Date.
“Environmental Law” means any and all Laws, statutes, ordinances, rules, regulations, or orders of any Governmental Authority in existence and as amended at the Closing Date pertaining to the protection of the environment, human health, employee safety and health, or natural resources, or to Hazardous Materials in any and all jurisdictions where the Assets are located, including, but not limited to, the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970 (to the extent relating to environmental matters), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, Coastal Zone Management Act, the Rivers and Harbors Act, the Endangered Species Act and the Oil Pollution Act of 1990.
“Environmental Permits” means those permits and licenses issued by Governmental Authorities required by Environmental Laws and necessary for or held in connection with the conduct of the businesses of each Controlled Entity.
“Environmental Records” means all files, including regulatory files, abstracts, environmental data or information, reports, maps, drawings, surveys, books, records, and agreements regarding environmental matters in SELLER’s possession or control relating the Assets.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.
“Escrow Agent” means JPMorgan Chase Bank, N.A.
“Escrow Agreement” means the Escrow Agreement in the form attached as Exhibit K.
“Escrow Fund” means the amount of lease payments remaining to be paid under the TETCO Capacity Lease between the Closing Date and December 31, 2015.
“Estimated Net Working Capital” which may be positive or negative, means as of March 31, 2014, a value equal the total current assets of the Controlled Entities as of such date, minus current liabilities of the Controlled Entities as of such date, excluding (i) cash and cash equivalents and (ii) intercompany payables and receivable to and from Affiliates of any Controlled Entity, in each case determined in accordance with GAAP and without giving effect to the transactions contemplated by this Agreement.
“Execution Date” has the meaning given to such term in the introductory paragraph.
“Exhibits” means any and/or all of the exhibits attached to and made a part of this Agreement.
“FERC” means the Federal Energy Regulatory Commission.
“Final Net Working Capital” which may be positive or negative, means a value equal the total current assets of the Controlled Entities as of the Effective Closing Date, minus current liabilities of the Controlled Entities as of the Effective Closing Date, excluding (i) cash and cash equivalents, and (ii) intercompany payables and receivable to and from Affiliates of any Controlled Entity, in each case determined in accordance with GAAP and without giving effect to the transactions contemplated by this Agreement.
“Financial Statements” has the meaning given such term in Section 7.18.
“FTC” means the Federal Trade Commission.
“Fundamental Representations” has the meaning given such term in Section 11.3(b)(iii).
“GAAP” means generally accepted accounting principles in the United States as of the Closing Date, consistently applied.
“Gathering System” has the meaning given such term in the definition of Assets.
“Gathering System Map” means the map depicting the Gathering System attached to this Agreement as Schedule 1.1(c).
“Governmental Authorities” means (a) the United States of America or any state, local or political subdivision thereof within the United States of America and (b) any court, arbitrator or tribunal of competent jurisdiction or any governmental or administrative department, commission, board, bureau or agency of the United States of America or of any state or political subdivision thereof within the United States of America.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hazardous Materials” means: (a) any chemicals, materials or substances, whether solid, liquid, or gaseous, defined or included in the definition of “hazardous substances,” “hazardous materials,” “toxic substances,” “solid wastes,” “pollutants,” “contaminants,” or words of similar import, under any Environmental Law, (b) any radioactive materials (other than naturally occurring radioactive materials), friable asbestos, and polychlorinated biphenyls, (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority; or (d) any regulated constituents or substances in concentrations or levels that exceed numeric or risk-based standards established pursuant to Environmental Laws.
“Indebtedness” means (a) all indebtedness for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, (b) all other indebtedness and obligations evidenced by bonds, debentures, notes or similar instruments, under loan agreements, security agreements, mortgages, deeds of trust, hedging agreements or letter of credit reimbursement agreements, (c) other commitments or obligations to assure against loss (including contingent reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar instruments), (d) non-ordinary course of business commitments to pay deferred purchase amounts such as notes, earn-out payments, purchase price adjustment payments and non-competition payments, (e) guarantees or similar contingent liabilities with respect to any indebtedness, obligation, Claim or liability of any other Person, and (f) all obligations as lessee under leases that are required to be recorded as capital leases in accordance with GAAP, assuming termination thereof, including, in each applicable case, all accrued and unpaid interest thereon.
“Indemnified Party” or “Indemnitee” has the meaning given such term in Section 11.4(a).
“Indemnifying Party” or “Indemnitor” has the meaning given such term in Section 11.4(a).
“Index of Customers” means the FERC Index of Customers as required in 18 CFR §284.13(c).
“Insurance Policies” has the meaning given such term in Section 4.19.
“Interest Rate” means the lesser of (i) two percent (2%) above the per annum rate of interest announced from time to time as the “prime rate” for commercial loans by The Wall Street Journal, as such “prime rate” may change from time to time, or (ii) the maximum applicable non-usurious rate of interest.
“Intercompany Agreements” means all agreements, whether written or oral, between or among the Controlled Entities on the one hand and SELLER or one of its Affiliates on the other hand, including those described on Schedule 1.1(h).
“Laws” means all applicable statutes, laws (including common law), regulations, rules, rulings, ordinances, orders, restrictions, requirements, writs, judgments, injunctions, decrees, codes and other official acts of or by any Governmental Authority.
“Leased Real Property” has the meaning given such term in Section 4.15(b).
“Leases” has the meaning given such term in Section 4.15(b).
“Lien” means a lien, mortgage, pledge, Claim, charge, security interest or other similar encumbrance.
“Loss” or “Losses” means any and all damages, demands, payments, obligations, penalties, assessments, disbursements, Claims, costs, liabilities, losses, causes of action, and expenses, including interest, awards, judgments, settlements, fines, costs of Remediation, fees, costs of defense and reasonable attorneys’ fees, costs of accountants, expert witnesses and other professional advisors and costs of investigation and preparation of any kind or nature whatsoever.
“Material Adverse Effect” means, with respect to any Person, any circumstance, change, event, fact condition or effect that (a) is, or could be reasonably expected to be, materially adverse to the business, operations (including results of operation), assets, liabilities or financial condition of such Person, or (b) that materially impedes, or could be reasonably expected to materially impede, the ability of such Person or any other Person to complete the transactions that are the subject of this Agreement; provided, however, a Material Adverse Effect shall not be deemed to have occurred due to any circumstance, change or effect resulting or arising from: (i) any change in general economic conditions in the industries or markets in which such Person or any of its Affiliates operate; (ii) seasonal reductions in revenues and/or earnings of such Person or any of its Affiliates in the ordinary course of its business; (iii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; or (iv) changes in Law, GAAP, or the interpretation thereof. Notwithstanding the foregoing, (A) any circumstance, change or effect that does not meet the criteria of any of (i) through (iv) above, and that is quantifiable in monetary terms shall be a Material Adverse Effect if it exceeds Seven Million Dollars ($7,000,000) with respect to a breach of a representation or warranty pursuant to ARTICLE XI and (B) any circumstance, change or effect that does meet the criteria of any of (i) through (iv) above but that disproportionately affects the Assets or business of the Controlled Entities or MPOG relative to similar Third Persons will not prevent a Material Adverse Effect from having occurred.
“MIDSTREAM” means DCP Midstream, LLC, the managing member of SELLER.
“Mobile Bay” has the meaning given such term in Recital A.
“Mobile Bay Plant” has the meaning given such term in the definition of Assets.
“MPOG” has the meaning given such term in Recital C.
“MPOG Net Distributions” which may be a positive or negative value, means (a) the difference of (i) all distributions made to or for the benefit of COG by MPOG that are attributable to the period ending the day prior to the Effective Closing Date, regardless of when such distributions are received by or for the benefit of COG less (ii) all capital contributions made to MPOG by or for the benefit of COG that are attributable to the period ending the day prior to the Effective Closing Date.
“MPOG Operator” means Panther Operating Company, LLC, as successor in interest to Amoco Pipeline Company.
“MPOG System” means the offshore crude oil transportation pipeline with origination points at various offshore crude oil production facilities located in the Gulf of Mexico and destination points at offshore downstream pipeline and terminal facilities in the vicinity of Block 69, Main Pass Area, offshore Louisiana, as further described on Schedule 1.1(i).
“Non-Foreign Certificate” means a certificate pursuant to Treasury Regulation Section 1.445 - 2(b) stating that SELLER is not a foreign person within the meaning of Section 1445 of the Code.
“Non-Operated Interest” means COG’s 66.66% interest in MPOG.
“Notice Period” has the meaning given such term in Section 11.4(c).
“Operator” means (a) DCP with respect to the Mobile Bay Plant, (b) Spectra Energy Operating Company with respect to the Transmission System and Gathering System pipelines, and (c) Island Operating Company, Inc. and W&T Offshore, Inc. with respect to the offshore platforms owned by DIGP and DIGS.
“Owned Personal Property” has the meaning given such term in Section 4.15(c).
“Owned Real Property” has the meaning given such term in Section 4.15(a).
“Permits” has the meaning given such term in the definition of Assets.
“Permitted Encumbrances” means the following:
(a)    As of the Closing Date, terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in any document creating or transferring the Real Property Interests, or in any Permit or Contract;
(b)    Liens for property Taxes and assessments that (i) are not yet due and payable or (ii) are being contested in good faith by appropriate Proceedings and are listed on Schedule 1.1(j));
(c)    Mechanic’s, materialmen’s, repairmen’s and other statutory Liens arising in the ordinary course and securing obligations incurred prior to the Closing and (i) for which SELLER or a Third Person is responsible for payment, and (ii) that are not delinquent and that will be paid and discharged by SELLER or a Third Person in the ordinary course of business, with any action to foreclose on or attach any Assets on account thereof properly stayed and for which there are adequate reserves reflected on the books and records of the subject Controlled Entity to the extent required by GAAP;
(d)    Utility easements, restrictive covenants, minor defects and other minor irregularities in title, that, singularly or in the aggregate, will not materially interfere with the ownership, use or operation of the Assets to which such matters relate and which are of a nature that would be reasonably acceptable to a prudent pipeline operator;
(e)    Any Post-Closing Consent;
(f)    Liens created by BUYER or its successors or assigns;
(g)    The Liens listed on Schedule 1.1(j).
“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, joint stock company, unincorporated organization, or other entity or association.
“Personal Property” has the meaning given such term in the definition of Assets.
“Plant Map” means the map depicting the Mobile Bay Plant attached to this Agreement as Schedule 1.1(a).
“Post-Closing Consents” means consents, notices to or approvals from, or filings with Governmental Authorities customarily obtained following the closing of a transaction similar to the transaction contemplated hereby.
“Post-Closing FERC Filings” has the meaning given such term in Section 7.6(b).
“Post-Closing Purchase Price Reconciliation” has the meaning given such term in Section 3.2(d).
“Pre-Closing Period” shall mean any taxable period ended on or before the Effective Closing Date.
“Proceeding” means any action, cause of action, suit, arbitration, Claim, investigation, audit, inquiry, notice of violation, citation, summons, subpoena, investigation, review or other judicial or administrative proceeding, at Law or in equity, before or by any Governmental Authority or arbitration proceeding, including any bankruptcy or insolvency proceeding.
“Purchase Price” has the meaning given such term in Section 2.2.
“Real Property Easements” has the meaning given such term in Section 4.15(a).
“Real Property Interests” has the meaning given such term in the definition of Assets.
“Records” has the meaning given such term in the definition of Assets.
“Remediation” means the removal, abatement, response, investigation, cleanup, monitoring and related activities undertaken to address Environmental Defects, including excavation, land farming, and installation and operation of remediation systems.
“Representatives” has the meaning given such term in the Confidentiality Agreement.
“Resignations” means the resignations of the directors, officers and managers of the Controlled Entities.
“Roberts Ranch System” has the meaning given such term in the definition of Transferred Assets.
“Schedules” means any and/or all of the schedules attached to and made a part of this Agreement.
“SELLER” has the meaning given such term in the introductory paragraph.
“SELLER’s Guaranty” means the Guaranty Agreement in the form attached as Exhibit L that will be delivered by MIDSTREAM to SELLER at Closing.
“SELLER Indemnitees” has the meaning given such term in Section 11.1.
“SELLER’s Knowledge” or “Knowledge of SELLER” or any similar term, means the actual knowledge of officers of SELLER, of MIDSTREAM or of DCP, in each case having a title of vice president or higher plus the individuals listed on Schedule 1.1(k).
“SELLER Taxes” means any and all Taxes (a) imposed on or with respect to the Controlled Entities or MPOG or the assets or the business of the Controlled Entities or MPOG, or for which the Controlled Entities or MPOG may otherwise be liable, for any Pre Closing Period and for the portion of any Straddle Period ending on and including the Effective Closing Date (determined in accordance with Section 12.3(b)); (b) any franchise or doing business Tax where the income, operations, assets or capital comprising the base of such Tax is with respect to any Tax period ending prior to the Effective Closing Date or the portion of any Straddle Period ending on and including the Effective Closing Date, determined pursuant to Section 12.3(b)(ii) and regardless of whether the right to do business for another period is obtained by the payment of such Tax, (c) resulting from a breach of any representation or warranty set forth in Section 4.6 or Section 5.5 (determined without regard to any materiality or knowledge qualifiers or any scheduled items) or a breach by SELLER of any covenant set forth in ARTICLE XII, or (d) of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable state, local or foreign Laws) of which any of the Controlled Entities or MPOG was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law); provided that, in the case of MPOG, SELLER Taxes shall refer only to 66.66% of SELLER Taxes that would otherwise be determined under this definition.
“SELLER Required Consents” has the meaning given such term in Section 4.5(a).
“Shared Post-Closing Claims” has the meaning given such term in the definition of Transferred Assets.
“Straddle Period” shall mean any taxable period beginning on or before and ending after the Effective Closing Date.
“Subject Interests” has the meaning given such term in Recital A.
“Subject Interest Assignment” means the Assignment of Subject Interests in the form attached as Exhibit A that will be used to transfer and convey the Subject Interests from SELLER to BUYER.
“Tax” or “Taxes” means (a) any taxes and assessments imposed by any Governmental Authority or taxing authority, including net income, gross income, profits, gross receipts, ad valorem, real property transfer, sales, use, filing, recording, registration, authorization, franchise, excise, withholding, social security (or similar), any liability under any escheat or unclaimed property law, and any interest, penalty or addition thereto, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of the Tax liability; (b) any obligations under any agreements or arrangements with respect to Taxes described in clause (a) above; and (c) any transferee liability in respect of Taxes described in clauses (a) and (b) above or payable by reason of assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.
“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with Taxes.
“Tekas System” has the meaning given such term in the definition of Transferred Assets.
“Termination Date” has the meaning given such term in Section 10.1(b).
“TETCO Capacity Lease” means the Capacity Lease and Operating Agreement dated September 30, 1998 between Texas Eastern Transmission Corporation and Dauphin Island Gathering Partners.
“Third Person” means (i) any Person other than a Party or its Affiliates and (ii) any Governmental Authority.
“Third Person Claim” has the meaning given such term in Section 11.4(c).
“Transaction Documents” means this Agreement, the Subject Interest Assignment, the Vehicle Transfer Assignment, the Transition Services Agreement, the BUYER’s Guaranty, the SELLER’s Guaranty, the Claims Management Agreement, the W&T Agency Agreement, the XOM Assignments, the Venice Assignment, the Cameron Assignment, the Escrow Agreement and any other document related to the sale, transfer, assignment or conveyance of the Subject Interests to BUYER and its designated Affiliate, and to be delivered at Closing.
“Transferred Assets” means all of the following:
(a)    All work product of SELLER’s attorneys and records relating to the negotiation and consummation of the transactions that are the subject of this Agreement;
(b)    All real property, personal property, contracts, intellectual property, computer software, permits, rolling stock, field vehicles, office computers or other equipment and spare parts and tools (or any leases or licenses of the foregoing) that are described on Schedule 1.1(l);
(c)    The litigation, arbitral matters and claims that are set forth on Schedule 1.1(l), (the “Shared Post-Closing Claims”);
(d)    The contracts or agreements that are set forth on Schedule 1.1(l) (the “Transferred Contracts”);
(e)    Rights to claim coverage or benefits under SELLER’s or its Affiliates’ insurance policies or coverage for matters arising prior to the Effective Closing Date;
(f)    The Tekas Pipeline system consisting of approximately 190 miles of 8.625” to 16” diameter pipeline in Cheyenne County, Colorado and Greeley, Kearney and Finney Counties, Kansas (the “Tekas System”); and
(g)    The Roberts Ranch pipeline consisting of approximately 15.5 mile 12” pipeline in Midland County, Texas (the “Roberts Ranch System”).
“Transferred Contracts” has the meaning given such term in the definition of Transferred Assets.
“Transition Services Agreement” means the Transition Services Agreement in the form attached as Exhibit D pursuant to which SELLER will provide certain support services to BUYER to facilitate the transfer of the Subject Interests to BUYER.
“Transmission System” has the meaning given such term in the definition of Assets.
“Transmission System Map” means the map depicting the Transmission System attached to this Agreement as Schedule 1.1(b).
“Treasury Regulations” means the final and temporary regulations now or hereafter promulgated by the U.S. Treasury Department pursuant to 26 U.S.C. § 1501 et seq.
“Vehicle Transfer Assignment” means the Assignment of Vehicle Transfer in the form attached as Exhibit E that will be used to transfer and convey the Vehicles from SELLER to BUYER.
“Vehicles” has the meaning given such term in the definition of Assets.
“Venice Assignment” means the Venice Assignment in the form attached as Exhibit H that will be used to transfer and convey the asset described as a 2,000 Barrel per Day slug catcher (commonly known as the ‘Venice Slug Catcher’) and all related appurtenances, located at the inlet to the Venice Plant which is owned by Targa Resources Corp., to be assigned from DCP to DIGP.
“W&T Agency Agreement” has the meaning given such term in Section 7.19.
“W&T Dispute” has the meaning given such term in Section 7.19(c).
“WARN Act” means the Worker Adjustment and Retraining Notification Act.
“XOM Assignments” means (i) the assignment agreement in the form attached as Exhibit I that will be used transfer and convey the Natural Gas Liquids Sales Agreement between Exxon Mobil & Power Marketing Co. and DCP NGL Services, LLC, dated August 1, 2013, from DCP Natural Gas Liquids Marketing to BUYER, and (ii) the assignment agreement in the form attached as Exhibit I that will be used to transfer and convey the Natural Gas Liquids Sales Agreement between Exxon Mobil & Power Marketing Co. and DCP NGL Services, LLC, dated August 1, 2014, from DCP Natural Gas Liquids Marketing to BUYER.
1.2    Other Definitional Provisions. As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to an “Article,” “Section,” or “subsection” will be to an Article, Section, or subsection of this Agreement, (b) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof, (c) the words used herein include the masculine, feminine and neuter gender, and the singular and the plural, (d) the word “including” means “including, without limitation” and (e) the word “day” or “days” means a calendar day or days, unless otherwise denoted as a Business Day.
1.3    Headings. The headings of the Articles and Sections of this Agreement and of the Schedules and Exhibits are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.
1.4    Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.
ARTICLE II
THE TRANSACTION
2.1    The Transaction. At the Closing SELLER shall sell, transfer and convey to BUYER, free and clear of Liens, the Subject Interests for and in consideration of the Purchase Price set forth in Section 2.2, all on the terms and conditions provided for in this Agreement and the Transaction Documents delivered hereunder.
2.2    Purchase Price. In consideration for the sale, assignment, transfer and conveyance of the Subject Interests to BUYER, BUYER shall pay to SELLER the amount of One Hundred Fifteen Million, Four Hundred Thousand Dollars ($115,400,000) plus or minus the sum of the (i) Estimated Net Working Capital minus (ii) the Deposit (the “Purchase Price”). The Purchase Price shall be subject to adjustment in the manner set forth in Section 3.2. All payments hereunder to SELLER shall be paid by wire transfer of immediately available funds to an account designated by SELLER.
2.3    Purchase Price Allocation. For the purpose of making the requisite filings, if any, under Section 1060 of the Code and the regulations issued thereunder, SELLER and BUYER agree that they will report the federal, state, and other Tax consequences of the transactions that are the subject of this Agreement in a manner consistent with the purchase price allocation delivered by BUYER to SELLER within 90 days from the Closing Date, and will report the information required by Section 1060(b) of the Code, and will not take a position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any income tax litigation, investigation, or other income tax matter. The Parties acknowledge that the purchase price allocation is solely for income tax purposes.
2.4    Deposit. On the first Business Day following the Execution Day, BUYER shall pay to SELLER by wire transfer to the account designated by SELLER a deposit of Five Million Seven Hundred and Seventy Thousand Dollars ($5,770,000) (the “Deposit”). From and after receipt of the Deposit until the earlier of (a) termination of this Agreement, and (b) the Closing Date, SELLER shall hold the Deposit. Notwithstanding anything to the contrary, in addition to any and all other remedies that SELLER may have or become entitled to, by written notice to BUYER, SELLER may terminate this Agreement if SELLER has not received the Deposit before the end of the first Business Day following signing of this Agreement. If the Closing fails to occur by the Termination Date, SELLER shall refund the Deposit plus accrued interest at the Interest Rate to BUYER within two Business Days unless (a) all of the conditions set forth in Sections 8.1 and 8.3 have been satisfied, waived by SELLER and/or not satisfied due to action or failure of BUYER, (b) SELLER is not then in breach of this Agreement and (c) BUYER is unwilling or unable to proceed to Closing or is then in breach of this Agreement (collectively, a “BUYER Failure”). If a BUYER Failure occurs, in addition to other remedies SELLER may have against BUYER for such failure to close, the Deposit plus accrued interest at the Interest Rate will be forfeited and released to SELLER. If Closing occurs, the Deposit plus accrued interest at the Interest Rate shall be applied to the Purchase Price.
2.5    Tax Withholding. BUYER may withhold any amount from the Purchase Price that it is required or authorized by applicable Tax law to withhold, and any such amount withheld, to the extent paid over to the appropriate Governmental Authority, shall be treated for all purposes of this Agreement as having been paid to SELLER; provided, however, that if on or prior to the Closing Date, SELLER provides BUYER with the certificate of non-foreign status described in Section 9.2(a)(v) and BUYER is otherwise permitted to rely on such certificate under Treasury Regulations §1.1445-2, BUYER shall not withhold any amount under Section 1445 of the Code.
ARTICLE III
OTHER TRANSACTIONS, PRORATIONS AND SETTLEMENT
3.1    Estimated Purchase Price Determination. As soon as reasonably possible following the Execution Date, and in any event at least five (5) Business Days prior to the Closing Date, SELLER will deliver to BUYER its determination of the Estimated Net Working Capital for use in calculating the Purchase Price.
3.2    Post-Closing Purchase Price Reconciliation.
(a)    As soon as reasonably practicable following the Closing Date, and in any event within 120 days thereafter, SELLER will deliver to BUYER a closing statement (the “Closing Statement”) prepared using the same practices and methodologies used in the preparation of the financial statements of the Controlled Entities for the Estimated Net Working Capital, setting forth in reasonable detail the proposed final calculation of Final Net Working Capital as of the Effective Closing Date. SELLER shall provide BUYER access to the personnel, accountants, books and records used in the preparation of the Closing Statement.
(b)    Within 30 days after BUYER’s receipt of the Closing Statement, BUYER shall notify SELLER in writing (the “Closing Statement Notice”) whether BUYER disagrees with the Closing Statement. If no such notice is received within such 30-day period, BUYER shall be deemed to have accepted the Closing Statement. Upon actual or deemed acceptance of the Closing Statement, the Purchase Price will be adjusted to take into account the Closing Statement and (i) if the Purchase Price is increased, BUYER shall pay SELLER the amount of such increase plus interest at the Interest Rate by wire transfer of immediately available funds within three Business Days thereof and (ii) if the Purchase Price is decreased, SELLER shall pay to BUYER the amount of such decrease plus interest at the Interest Rate by wire transfer of immediately available funds within three Business Days thereof.
(c)    If BUYER disagrees with the Closing Statement, BUYER’s Closing Statement Notice shall specify and quantify the values with which BUYER disagrees. For 30 days from SELLER’s receipt of BUYER’s notice of disagreement, the Parties will attempt to resolve said disagreement. Any dispute upon which the Parties cannot agree will be resolved by KPMG LLP (the “Accounting Firm”). The fees and expenses payable to the Accounting Firm will be borne by the Party that is further from the correct amount of Purchase Price than the other in the disagreement over such calculation. The Accounting Firm’s determination of the disputed items shall be final and binding upon BUYER and SELLER and the Parties hereby waive any and all rights to dispute such resolution in any manner, including in court, before an arbiter or appeal. The Accounting Firm shall only have the authority to determine the amounts of any items that are the subject of dispute as set forth in the Closing Statement Notice, and the Accounting Firm shall not be authorized to interpret any other provision of this Agreement or the Closing Statement.
(d)    The procedures described in this Section 3.2 are herein defined as the “Post-Closing Purchase Price Reconciliation.”
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO THE SUBJECT INTERESTS
Except as set forth in any of the Schedules delivered to BUYER, as of the signing of this Agreement and as of the Closing, SELLER represents and warrants to BUYER as follows:
4.1    Organization, Good Standing and Authority.
(a)    SELLER is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own or otherwise hold the Subject Interests and to carry on its business as now conducted.
(b)    CENTANA is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own CENTANA’s general partnership interest in DIGP and the limited liability company interests of COG and to carry on its business as now conducted. CENTANA is duly qualified as a foreign organization in the States of Colorado, Kansas, Louisiana, Oklahoma and Texas, the only jurisdictions in which the conduct of its business requires it to be so qualified.
(c)    COG is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to hold the Non-Operated Interest and to carry on its business as now conducted. COG is not qualified, and the conduct of its business does not require it to be qualified, as a foreign organization in any state.
(d)    DDI is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own DDI’s general partnership interest in DIGP and to carry on its business as now conducted. DDI is duly qualified as a foreign organization in the States of Alabama and Texas, the only jurisdictions in which the conduct of its business requires it to be so qualified.
(e)    Mobile Bay is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own the Assets attributable to the Mobile Bay Plant and to carry on its business as now conducted. Mobile Bay is duly qualified as a foreign organization in the State of Alabama, the only jurisdiction in which the conduct of its business requires it to be so qualified.
(f)    DIGP is a general partnership, duly formed and validly existing under the Laws of the State of Texas, and has all requisite general partnership power and authority to own the Assets attributable to the Transmission System and its interest in DIGS and to carry on its business as it now conducted. DIGP is qualified as a foreign organization in Oklahoma.
(g)    DIGS is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own the Assets attributable to the Gathering System and to carry on its business as now conducted. DIGS is duly qualified as a foreign organization in the States of Alabama and Louisiana, the only jurisdictions in which the conduct of its business requires it to be so qualified.
(h)    DCP is a limited partnership, duly formed, validly existing and in good standing under the Laws of the State of Delaware, has all requisite limited partnership power and authority to (i) carry on its business as now conducted, (ii) enter into and perform the Transaction Documents to which it is a party, and (iii) to perform its obligations thereunder and to carry out the transactions that are the subject of such Transaction Documents. DCP is duly qualified and in good standing as a foreign organization in the State of Colorado.
(i)    The execution and delivery of this Agreement and the Transaction Documents to which SELLER is a party and the consummation by SELLER of the transactions that are the subject of this Agreement and the Transaction Documents have been duly and validly authorized by all necessary limited liability company action by SELLER. The execution and delivery of the Transaction Documents to which DCP is a party and the consummation by DCP of the transactions that are the subject of the Transaction Documents have been duly and validly authorized by all necessary limited partnership action by DCP. This Agreement has been duly executed and delivered by SELLER. SELLER has all requisite limited liability company power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to carry out the transactions that are the subject of this Agreement and of the Transaction Documents. DCP has all requisite limited partnership power and authority to enter into and perform the Transaction Documents to which it is a party, to perform its obligations thereunder and to carry out the transactions that are the subject of such Transaction Documents.
4.2    Enforceability. This Agreement and the Transaction Documents constitute and, upon execution and delivery of this Agreement and the Transaction Documents to which SELLER is a party, will constitute, valid and binding obligations of SELLER, enforceable against SELLER in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor’s rights generally and general principles of equity. Upon execution and delivery of the Transaction Documents to which DCP is a party, such Transaction Documents will constitute, valid and binding obligations of DCP, enforceable against DCP in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor’s rights generally and general principles of equity.
4.3    Capitalization; Subject Interests.
(a)    One hundred percent (100%) of the issued, outstanding and authorized limited liability company interests of each of CENTANA, DDI and Mobile Bay are owned beneficially and of record by SELLER, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities laws) and SELLER has the right, power, authority and capacity to transfer such interests to BUYER free and clear of all Liens.
(b)    One hundred percent (100%) of the issued, outstanding and authorized limited liability company interests of COG are owned beneficially and of record by CENTANA, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities laws).
(c)    One hundred percent (100%) of the issued, outstanding and authorized general partnership interests of DIGP are owned beneficially and of record only by each of DDI and CENTANA in their respective percentages, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities laws).
(d)    One hundred percent (100%) of the issued, outstanding and authorized limited liability company interests of DIGS is owned beneficially and of record by DIGP, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities laws).
(e)    There are no outstanding options, subscriptions, warrants, calls, commitments, pre-emptive rights, convertible rights or other rights obligating any Controlled Entity to issue or sell any equity interests of any kind or any securities convertible into or exercisable for any equity interest of any kind, or otherwise requiring SELLER or any Controlled Entity to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of equity interests in any Controlled Entity or any rights to participate in the equity or net income of SELLER or any Controlled Entity. No Controlled Entity, except for COG, is obligated to grant a right of first refusal to any Person other than to another Controlled Entity; COG is obligated to grant a right of first refusal in connection with the transfer of the Non-Operated Interest.
(f)    The equity interests of each Controlled Entity have been duly authorized and are validly issued, fully-paid and non-assessable, and were issued, and to the extent purchased or transferred, have been so purchased or transferred, in compliance with all applicable Laws, including federal and state securities laws, and any preemptive rights and any other statutory or contractual rights of SELLER or any other Person. Other than (i) DDI and CENTANA’s collective ownership of one hundred percent (100%) of the issued, outstanding and authorized general partnership interests of DIGP, (ii) CENTANA’s ownership of one hundred percent (100%) of the issued, outstanding and authorized limited liability company interests of COG, (iii) DIGP’s ownership of one hundred percent (100%) of the issued, outstanding and authorized limited liability company interests of DIGS, and (iv) COG’s ownership of sixty-six and sixty-six one-hundredths (66.66%) of the issued, outstanding and authorized general partnership interests of MPOG, no Controlled Entity owns, directly or indirectly, any Person.
(g)    At the Closing, SELLER shall transfer pursuant to the Subject Interest Assignment, and upon BUYER’s payment of the Purchase Price, BUYER shall acquire, good and valid title to the Subject Interests, free and clear of any Lien (other than (x) Liens created by BUYER and (y) restrictions on transfer pursuant to applicable securities laws, all of which SELLER shall have complied with in connection with the transfer to BUYER).
4.4    No Conflicts. The execution, delivery and performance by SELLER of this Agreement, and by SELLER or DCP of the Transaction Documents, and the consummation of the transactions that are the subject of this Agreement or of the Transaction Documents will not:
(a)    Provided all of the SELLER Required Consents have been obtained, and excepting the Post-Closing Consents, conflict with, or constitute a breach of any agreement to which such SELLER, DCP or any Controlled Entity is a party or by which any of them or the Assets are bound;
(b)    Conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of SELLER, DCP or the Controlled Entities;
(c)    Provided that all of the SELLER Required Consents have been obtained, and excepting the Post-Closing Consents, conflict with or result in a violation or breach of any provision of any Law or governmental order applicable to SELLER, DCP, the Controlled Entities or the Assets; or
(d)    Result in the creation or imposition of any Lien on any of the Assets.
4.5    Consents, Approvals, Authorizations and Governmental Regulations; Permits.
(a)    Except (i) as required under the HSR Act, (ii) for Post-Closing Consents and consents required under the Real Property Interests, Contracts and Permits, or (iii) as set forth in Schedule 4.5(a) (the items described in clause (iii) being the “SELLER Required Consents”), no order, consent, waiver, permission, authorization or approval of, or exemption by, or notice to, or the registration or filing with any Governmental Authority or Third Person, is necessary for SELLER to execute, deliver or perform this Agreement or for SELLER or DCP to execute, deliver or perform the Transaction Documents to which it is a party.
(b)    Except as set forth in Schedule 4.5(b), (i) the Controlled Entities have all of the Permits required or necessary to own the Assets, and to SELLER’s Knowledge, each Operator has all of the Permits required or necessary to operate and maintain the Assets in the manner currently conducted (other than immaterial Permits, the absence of which will not adversely affect BUYER’s ownership of the Controlled Entities or operation or maintenance of the Assets), (ii) all such Permits are valid and in full force and effect, (iii) the Controlled Entities have received no notification concerning, and there are no material violations in existence with respect to, the Permits, and (iv) no Proceeding is pending or to SELLER’s Knowledge threatened with respect to the Permits.
4.6    Taxes. Except as set forth in Schedule 4.6:
(a)    All Taxes payable by or imposed against the Controlled Entities or with respect to the Assets or the operation thereof have been fully paid on or before the due date for payment without penalty, whether or not such Taxes are shown on any Tax Return, or such Taxes are being contested in good faith pursuant to appropriate proceedings as identified in Schedule 4.6.
(b)    All Tax Returns that are required to have been filed by or with respect to the Controlled Entities or the Assets have been filed with the appropriate Governmental Authority and each such Tax Return is true, complete and accurate in all material respects.
(c)    The Controlled Entities are not under audit or examination by any Governmental Authority, there are no Claims or Proceedings now pending or threatened against the Controlled Entities with respect to any Tax, and there are no Claims for any additional Tax asserted by any Governmental Authority against the Controlled Entities relating to the Assets.
(d)    There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any Controlled Entity or any request, agreement, consent or waiver to extend the statutory period of limitations applicable to the assessment or payment of any Tax of or with respect to any Controlled Entity.
(e)    No Controlled Entity is a party to or bound by any agreement or arrangement providing for the allocation, indemnification or sharing of Taxes with any Person. Since April 1, 2000, neither the SELLER nor any Controlled Entity has been a member of any consolidated group. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Controlled Entity.
(f)    There are no Liens for Taxes upon any of the properties or assets of the Controlled Entities other than Permitted Encumbrances.
(g)    All Tax withholding, reporting, and deposit requirements with respect to employees, independent contractors, shareholders, partners, members, or any other third-party imposed on or with respect to the Controlled Entities or the Assets have been timely satisfied and, to the extent required, any withheld Taxes have been timely remitted to the proper Governmental Authority.
(h)    Each of the Controlled Entities is, and has been since April 1, 2000, properly treated as an entity that is disregarded as separate from its sole owner for U.S. federal income tax and any applicable state and local Tax purposes and has not made any filing with any Governmental Authority, including Form 8832 with the Internal Revenue Service, to be treated as an association taxable as a corporation for Tax purposes.
(i)    Neither the SELLER nor any Controlled Entity has entered into any agreement or arrangement with any Governmental Authority that requires any Controlled Entity to take any action or to refrain from taking any action in order to secure Tax benefits. No Controlled Entity is a party to or bound by any agreement with any Governmental Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.
(j)    No Controlled Entity will be required to include any item of income or receipts in, or exclude any item of deduction from, its taxable income or base for any taxable period (or portion thereof) ending after the Effective Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Effective Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Effective Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Law) entered into or created on or prior to the Effective Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Effective Closing Date; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Effective Closing Date; or (vi) prepaid amount received on or prior to the Effective Closing Date, or (vii) an election made pursuant to Section 108(i) of the Code on or prior to the Effective Closing Date.
(k)    None of the assets of any Controlled Entity is held in an arrangement that is classified as a partnership for U.S. federal income tax purposes, “tax-exempt use property” (within the meaning of Section 168(h) of the Code) or “tax-exempt bond-financed property” (within the meaning of Section 168(g)(5) of the Code) or is subject to a Section 467 rental agreement as defined in Section 467 of the Code.
(l)    There is no material property or obligation of any Controlled Entity, including uncashed checks to vendors, customers, or employees, nonrefunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheat or unclaimed property Law.
(m)    All of the assets of the Controlled Entities have been properly listed and described on the property tax rolls for the Tax units in which such assets are located and no portion of such assets constitutes omitted property for property tax purposes.
4.7    Litigation.
(a)    Except as described in Schedule 4.7(a), there is no Proceeding pending, or to the Knowledge of SELLER, threatened against SELLER or the Controlled Entities that (i) affects the consummation of the transactions that are the subject of this Agreement; or (ii) that involves, affects, or relates to the Subject Interests, the Controlled Entities or the Assets.
(b)    Except as described in Schedule 4.7(b), the Controlled Entities are not subject to any material outstanding judgment, order or decree, and to the Knowledge of SELLER, no Proceedings against any Controlled Entity are threatened.
(c)    Schedule 4.7(c) sets forth all Proceedings (including bankruptcy or insolvency Proceedings) during the two years prior to the Execution Date that (i) could reasonably be expected to affect the consummation of the transactions contemplated by this Agreement; or (ii) involving the Subject Interests, the Controlled Entities or the Assets.
4.8    Compliance with Laws. Except as set forth on Schedule 4.8, the Assets are and have been operated in material compliance with applicable Laws. None of SELLER, the Controlled Entities, nor, to the Knowledge of Seller, the Operator, has received notice of any violation or alleged violation of, and no event has occurred, and no condition exists, that would reasonably be expected to result (with or without notice or lapse of time) in a material violation of, any applicable Law.
4.9    Contracts.
(a)    True and complete copies of each Contract, as currently in force, have been made available to Buyer. Except as listed on Schedule 4.9(a), the Controlled Entities are not in material default and there is no event or circumstance that with notice, or lapse of time or both, would constitute a material event of default by the Controlled Entities under the terms of any of the Contracts. To SELLER’s Knowledge and except as listed on Schedule 4.9(a), (i) all of the Contracts are in full force and effect and (ii) no counter-party to any of the Contracts is in material default under the terms of such Contract.
(b)    Except for the instruments that create and document the Real Property Interests and those Permits referred to in Section 4.5(b) or as listed on Schedule 4.9(b), no Controlled Entity is a party to a material Contract with any Governmental Authority.
4.10    No Preferential Rights to Purchase The transfer to BUYER of SELLER’s interest in CENTANA does not trigger a preferential right enabling a Third Person to purchase any portion of Controlled Entity or the assets of CENTANA or any other Controlled Entity.
4.12    No Foreign Person. SELLER is not a “foreign person” as defined in Section 1445 of the Code and in any regulations promulgated thereunder.
4.13    Payments on Real Property Interests. SELLER has paid or will timely pay all amounts owed by the Controlled Entities in respect of its Real Property Interests through the Effective Closing Date.
4.14    Sufficiency of the Assets. Except for the Transferred Assets, or as set forth on Schedule 4.14, the Assets (including those assets conveyed at Closing by the applicable Transaction Documents) constitute all the assets and properties customarily used by the Controlled Entities during the three year period prior to the Effective Closing Date to conduct the business of the Controlled Entities and to generate their respective revenues and earnings. Each Asset has been owned, constructed, maintained and to SELLER’s Knowledge, operated in a good and workmanlike manner and has been in continuous operation during SELLER’s ownership of the Controlled Entities, except for temporary cessations for the performance of maintenance, repair, replacement, modification, improvement or expansion. The Assets have been maintained in a state of repair so as to be reasonably adequate, in all material respects, for normal operations consistent with past practices.
4.15    Real Property .
(a)    Owned Real Property. Schedule 4.15(a)(i) describes the real property interests that are both (i) held by the DIGP, DIGS or Mobile Bay, and (ii) used principally in connection with, or that are necessary for, the ownership and operation of their businesses (the “Owned Real Property”). Schedule 4.19(a)(ii) lists all material easements, rights of way, pipeline right-of-way leases, servitudes, and similar rights that are currently used by the DIGP, DIGS or Mobile Bay principally in connection with, the operation of their businesses (the “Real Property Easements”). Except as otherwise set forth on Schedule 4.15(a)(i) and Schedule 4.15(a)(ii), no Controlled Entity owns any material real property interests including any material easements, rights of way, pipeline right-of-way leases, servitudes, or similar rights. None of the Controlled Entities owns any property in fee. SELLER has made available to BUYER true and complete copies of all Real Property Easements, including any amendments thereto. Neither SELLER nor any Controlled Entity has received notice (i) that the occupation by DIGP, DIGS or Mobile Bay and the use of the Owned Real Property or any Real Property Easements is (a) in violation of documents granting any of them the right to occupy or use the Owned Real Property or Real Property Easements, (b) not supported by a valid and enforceable legal document, or (c) in the process of being terminated, or (ii) of any claim of adverse possession or prescriptive rights involving any Owned Real Property. To SELLER’s Knowledge, all Real Property Easements are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the operation of the Assets and the businesses of DIGP, DIGS or Mobile Bay.
(b)    Leased Real Property. Schedule 4.15(b) describes all of the leasehold interests of the DIGS, DIGP and Mobile Bay in real property used principally in connection with or that is necessary for the ownership and operation of their businesses (the “Leased Real Property”). Except as otherwise set forth on Schedule 4.15(b), no Controlled Entity owns any material leasehold interest. SELLER has delivered or made available to BUYER true and complete copies of leases related to the Leased Real Property, including all amendments thereto (each a “Lease”). The Leases are legal, valid and binding obligations of the applicable Controlled Entity that is a party thereto. Each of the Leases is unmodified and in full force and effect and neither SELLER nor the Controlled Entity that is a party thereto have delivered or received a written notice of termination thereunder. Neither SELLER nor any Controlled Entity that is a party to a given Lease has received written notice of a default by such Person which with notice or lapse of time or both (i) would constitute a default that would give rise to an automatic termination or the right of discretionary termination of the Lease or (ii) would cause acceleration of any of such Controlled Entity’s obligations under said Lease. Neither SELLER, nor any Controlled Entity has received written notice that their occupation and use of the Leased Real Property is in violation of any applicable Laws.
(c)    No Encroachment. Except as would not reasonably be expected to have a Material Adverse Effect, all structures, fixtures, facilities and appurtenances to the Owned Real Property and Real Property Easements are located within the boundary lines of such properties, and, to the Knowledge of the SELLER, no structure, fixture, facility or improvement on any parcel adjacent to such properties encroaches onto any portion of such properties.
4.16    Environmental Matters. Except as set forth on Schedule 4.16
(a)    Each of SELLER and the Controlled Entities has all Permits under Environmental Laws necessary for the operation of the Assets as currently conducted. Each of SELLER and the Controlled Entities is in material compliance with all of the terms of its Permits under Environmental Laws, and to SELLER’s Knowledge, for the past seven (7) years has been in material compliance with the terms of such Permits. Each of SELLER and the Controlled Entities is in material compliance with all applicable Environmental Laws.
(b)    No Controlled Entity is subject to any outstanding order, decree, or similar directive issued by any Governmental Authority under any Environmental Laws requiring any Controlled Entity to remediate any Asset or to pay any material fine or penalty; and
(c)    There are no Claims or Proceedings pending or, to SELLER’s Knowledge threatened, which relate to the operations of the Assets and allege a violation of or liability under any applicable Environmental Law.
The representations and warranties set forth in this Section 4.16 are SELLER’s sole and exclusive representations and warranties related to environmental matters.
4.17    Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of SELLER or any of its Affiliates that following the Closing would be an obligation of any Controlled Entity or BUYER.
4.18    Labor Matters.
(a)    No Business Employee is a member of or represented by a labor union or other similar organization, a party to a collective bargaining or other labor union agreement, or subject to work rules or practices agreed to by SELLER and its subsidiaries with any labor organization. There are no organizational campaigns, petitions or other unionization activities with respect to any Business Employees.
(b)    Neither SELLER nor DCP is a party to, or otherwise bound by, any settlement, consent decree, order, or injunction with or issued by any Governmental Authority with respect to any Business Employees, the terms and conditions of employment of any Business Employees or the working conditions of any Business Employees.
(c)    The list provided to BUYER as set forth in Section 7.8(a) is current, accurate, and complete.
(d)    Except as set forth in Schedule 4.18(d), neither SELLER nor DCP has (i) laid off any employees who were assigned on a full time or primary basis to the Assets in the ninety (90) days preceding the Execution Date, (ii) intends to lay off any Business Employee during the period between the Execution Date the Closing Date, or (iii) issued a notice concerning a “mass layoff” or “plant closing” pursuant to the WARN Act or similar applicable Law.
(e)    No Controlled Entity has, or during the past five (5) years has had, any employees.
4.19    Insurance. Schedule 4.19 sets forth a true and complete list of all current insurance policies relating to the Assets or the Controlled Entities (the “Insurance Policies. SELLER and the Controlled Entities maintain the Insurance Policies, which cover the Assets. All such Insurance Policies are in full force and effect and all premiums due have been paid. Neither SELLER nor the Controlled Entities has failed to give notice of or present any Claim for which it has made a decision to seek recovery under or against an Insurance Policy.
4.20    Capital Commitments. Schedule 4.20 sets forth all scheduled commitments to incur capital expenditures in excess of $250,000 each in connection with the operation of the Assets or after the Closing Date in connection with the operation of the Assets.
4.21    Indebtedness. Except as set forth in Schedule 4.21 or as reflected in the Financial Statements, none of the Controlled Entities has any Indebtedness.
4.22    Organizational Documents. The certificate of formation (or other formation document), partnership agreement and limited liability company agreement, as applicable, for each Controlled Entity (i) have been made available to BUYER prior to the date of this Agreement for its inspection, (ii) are complete and correct, (iii) have not been amended further and (iv) are in full force and effect.
4.23    Bank Accounts. No Controlled Entity holds a bank account or safe deposit boxes.
4.24    Books and Records. The minute books of each of the Controlled Entities (i) have been made available to Buyer, (ii) are current as of the Execution Date, (iii) shall be current as of the Closing Date, and (iv) are complete and correct and have been maintained in accordance with sound business practices. The minute books of each of the Controlled Entities contain accurate and complete records of all meetings, and actions taken by written consent of, the members and the managers, and no meeting, or action taken by written consent, of any such members or managers has been held for which minutes have not been prepared and are not contained in such minute books.
4.25    Derivative Contracts. Except as set forth on Schedule 4.25, no Controlled Entity is a party to, and no Asset is bound by, any futures, hedges, swaps, collars, puts, calls, floors, caps, options or other Contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including hydrocarbons, securities, foreign exchange rates or interest rates (“Derivative Contracts”).
4.26    Regulatory Status.
(a)    The Assets owned by DIGP are subject to the jurisdiction of the FERC under the Natural Gas Act of 1938. The Assets owned by DIGS are subject to the jurisdiction of BOEMRE under the Outer Continental Shelf Lands Act. No Assets owned by a Controlled Entity are governed by the provisions of the Interstate Commerce Act.
(b)    The Transmission System is subject to regulation by the Department of Transportation under the Pipeline and Hazardous Materials Safety Administration Rules or Pipeline Integrity Management. While the Gathering System is subject to regulation by the Department of Transportation, it is not subject to the Hazardous Materials Safety Administration Rules or Pipeline Integrity Management.
(c)    Pursuant to that certain Order Issuing Certificates and Declaratory Order issued by the FERC on June 27, 1997, in Docket No. CP97-119-000, et al., FERC found that the Assets now owned by DIGS function as gathering lines as these pipelines’ size and direct tie into various gas supplies indicate a gathering function. Based upon the fact that FERC has taken no action to withdraw, or alter or limit said order, the Gathering System is not subject to the jurisdiction of the FERC under the Natural Gas Act of 1938.
(d)    The Mobile Bay Plant is not subject to the jurisdiction of the FERC under the Natural Gas Act of 1938.
(e)    None of the Controlled Entities are subject to regulation as a public utility company.
(f)    No rate refunds, rebates, offsets or like obligations are accrued or owed by any Controlled Entity with respect to services related to such Controlled Entity’s Assets.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO THE NON-OPERATED INTEREST
Except as set forth in any of the Schedules delivered to BUYER, as of the signing of this Agreement and as of the Closing, SELLER represents and warrants to BUYER as follows:
5.1    Organization, Good Standing and Authority. MPOG is a general partnership, duly formed and validly existing under the Laws of the State of Delaware and has all requisite general partnership power and authority to own the MPOG System and to carry on its business as now conducted.
5.2    Capitalization.
(a)    The sixty-six and sixty-six one-hundredths percent (66.66%) of the issued, outstanding and authorized general partnership interests of MPOG comprising the Non-Operated Interest is owned beneficially and of record by COG free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities laws).
(b)    To SELLER’s Knowledge, there are no outstanding options, subscriptions, warrants, calls, commitments, pre-emptive rights or other rights obligating MPOG to issue or sell any equity interests of any kind or any securities convertible into or exercisable for any equity interest of any kind.
5.3    No Conflicts. To SELLER’s Knowledge, the execution, delivery and performance by SELLER of this Agreement and the transfer by SELLER of CENTANA to BUYER do not and will not:
(a)    Conflict with, or constitute a violation or breach of, or default under, any agreement to which MPOG is a party;
(b)    Conflict with, or constitute a violation or breach of, or default under, any Law or governmental order applicable to MPOG; or
(c)    Result in the creation or imposition of any Lien other than Permitted Encumbrances on any of the Assets or the Non-Operated Interest.
5.4    Consents; Approvals; Authorizations and Governmental Regulations; Permits. To SELLER’s Knowledge: (i) the MPOG Operator has obtained and maintained all of the Permits required or necessary to operate and maintain the MPOG System in the manner currently conducted (other than immaterial Permits, the absence of which will not adversely affect MPOG, the MPOG System or the continued ownership by COG of the Non-Operated Interest), (ii) all such Permits are valid and in full force and effect, (iii) MPOG has received no notification concerning material violations in respect to any such Permits, and (iv) no Proceeding is pending or threatened with respect to any such Permits.
5.5    Taxes. To SELLER’s Knowledge and except as set forth in Schedule 5.5:
(a)    All Taxes payable by or imposed against MPOG relating to MPOG or the operation thereof have been fully paid on or before the due date for payment without penalty;
(b)    All Tax Returns that are required to have been filed as to MPOG or the MPOG System have been filed with the appropriate Governmental Authority and all Taxes shown to be due and payable on such Tax Returns have been paid in full;
(c)    (i) MPOG is not under audit or examination by any Governmental Authority, (ii) there are no Claims or Proceedings now pending or threatened against MPOG with respect to any Tax, and (iii) there are no Claims for any additional Tax asserted by any Governmental Authority against MPOG; and
(d)    There are no Liens for Taxes upon any of the properties of MPOG other than Permitted Encumbrances.
5.6    Litigation.
(a)    Except as described in Schedule 5.6(a), there is no Proceeding pending or to SELLER’s Knowledge threatened against MPOG that (i) affects the consummation of the transactions that are the subject of this Agreement or (ii)  to SELLER’s Knowledge, that involves, affects, or relates to MPOG or the Non-Operated Interest.
(b)    To SELLER’s Knowledge, MPOG is not subject to any material outstanding judgment, order or decree pending or threatened.
5.7    Compliance with Laws. To SELLER’s Knowledge MPOG is operated in material compliance with applicable Laws.
5.8    Contracts. To SELLER’s Knowledge MPOG is not in material default of any contract to which it is a party. To SELLER’s Knowledge, (i) all of MPOG’s contracts are in full force and effect and (ii) no counter-party to any contracts is in material default under any such contract.
5.9    Sufficiency of the Assets. To SELLER’s Knowledge and except as set forth on Schedule 5.9, the MPOG System constitutes all the assets and properties customarily used by MPOG during the three year period prior to the Effective Closing Date to conduct the business of MPOG and to generate its revenues and earnings. To SELLER’s Knowledge, the MPOG System has been owned, constructed, maintained and operated in a good and workmanlike manner and has been in continuous operation during COG’s ownership of the Non-Operated Interest, except for temporary cessations for the performance of maintenance, repair, replacement, modification, improvement or expansion. To SELLER’s Knowledge, the MPOG System been maintained in a state of repair so as to be reasonably adequate, in all material respects, for normal operations consistent with past practices.
5.10    Environmental Matters. To SELLER’s Knowledge, except as set forth on Schedule 5.10:
(a)    The operations of MPOG are in material compliance with all Environmental Laws including the possession of and material compliance with Environmental Permits;
(b)    MPOG is not subject to any outstanding order, decree, or similar directive issued by any Governmental Authority under any Environmental Laws requiring MPOG to remediate the MPOG System or to pay any material fine or penalty; and
(c)    MPOG is not subject to any Proceeding that is pending threatened alleging noncompliance with or potential liability under an Environmental Law.
The representations and warranties set forth in this Section 5.10 are SELLER’s sole and exclusive representations and warranties related to MPOG environmental matters.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
As of the signing of this Agreement, BUYER hereby represents and warrants to SELLER as follows:
6.1    Organization, Good Standing and Authority. BUYER is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. BUYER has all requisite power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to carry out the transactions that are the subject of this Agreement or of the Transaction Documents. The execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation by BUYER of the transactions that are the subject of this Agreement have been duly and validly authorized by all necessary action by BUYER. This Agreement has been duly executed and delivered by BUYER.
6.2    Enforceability. This Agreement constitutes, and upon execution and delivery of the Transaction Documents to which BUYER is a party, such Transaction Documents will constitute, valid and binding obligations of BUYER, enforceable against BUYER in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor’s rights generally and general principles of equity.
6.3    No Conflicts. The execution, delivery and performance by BUYER of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions that are the subject of this Agreement or of the Transaction Documents, will not:
(a)    Provided that any BUYER Required Consents have been obtained, and excepting the Post-Closing Consents, conflict with, constitute a breach of any agreement to which BUYER is a party;
(b)    Conflict with or result in a violation or breach of, or constitute a default under, the organizational documents of BUYER, including its limited liability company agreement and organization documents; or
(c)    Provided that all of BUYER Required Consents have been obtained, and excepting the Post-Closing Consents, conflict with or result in a violation or breach of any provision of any Law or governmental order applicable to BUYER or its properties or assets.
6.4    Consents, Approvals, COF Authorizations and Compliance with Governmental Regulations. Except (i) as required under the HSR Act, (ii) for Post-Closing Consents, and (iii) as set forth in Schedule 6.4 (the items described in clause (iii) are the “BUYER Required Consents”), no order, consent, waiver, permission, authorization or approval of, or exemption by, or notice to, or registration or filing with, any Governmental Authority or Third Person, is necessary for BUYER to execute, deliver and perform this Agreement or the Transaction Documents to which it will be a party. BUYER or the Person that BUYER will appoint as the operator of DIGP and DIGS is an approved operator that maintains in place a certificate of financial responsibility (“COF”) in an amount, having the characteristics, and meeting all applicable Laws established, administered and enforced by BOEMRE.
6.5    Litigation. There is no Proceeding pending or to BUYER’s Knowledge, threatened against BUYER that affects the consummation of the transactions that are the subject of this Agreement.
6.6    Independent Investigation. BUYER is knowledgeable in the business of owning and operating natural gas pipelines. In making the decision to enter into this Agreement and consummate the transaction that are the subject of this Agreement, BUYER has relied solely on its own independent due diligence investigations and inspection of the Assets, and the representations, warranties, covenants and undertakings of SELLER in this Agreement and the Transaction Documents. BUYER ACKNOWLEDGES THAT IT IS ACQUIRING THE SUBJECT INTERESTS, THE NON-OPERATED INTEREST AND THE ASSETS IN THEIR “AS IS, WHERE IS” CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, AND THAT EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, SELLER HAS MADE NO REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MARKETABILITY, QUALITY, CONDITION, CONFORMITY TO SAMPLES, MERCHANTABILITY, AND/OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE, EXCEPT AS OTHERWISE SET OUT IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, EXPRESSLY DISCLAIMED BY SELLER AND WAIVED BY BUYER. BUYER FURTHER ACKNOWLEDGES THAT: (I) THE ASSETS AND THE MPOG SYSTEM HAVE BEEN USED FOR NATURAL GAS OR CRUDE TRANSMISSION OPERATIONS AND PHYSICAL CHANGES IN THE ASSETS, IN THE LANDS AND OFFSHORE WATERS BURDENED THEREBY MAY HAVE OCCURRED AS A RESULT OF SUCH USES AND (II) THE ASSETS INCLUDE OFFSHORE AND ONSHORE PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE READILY APPARENT BY A PHYSICAL INSPECTION OF THE ASSETS, THE MPOG SYSTEM OR THE LANDS OR WATERS BURDENED THEREBY. EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION, COVENANT OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AS TO (A) THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO BUYER WITH RESPECT TO THE SUBJECT INTERESTS, THE NON-OPERATED INTEREST, THE MPOG SYSTEM OR THE ASSETS, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS AND THE MPOG SYSTEM, PRICING ASSUMPTIONS, QUALITY OR QUANTITY OF THE SUBJECT INTERESTS OR NON-OPERATED INTEREST, FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT OR (B) FUTURE VOLUMES OF HYDROCARBONS OR OTHER PRODUCTS GATHERED OR TRANSPORTED THROUGH OR AT THE ASSETS OR THE MPOG SYSTEM. With respect to any projection or forecast delivered by or on behalf of SELLER or its Affiliates to BUYER, BUYER acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) BUYER is familiar with such uncertainties, and (iii) BUYER is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to BUYER.
6.7    Available Funds. BUYER will have at Closing, sufficient cash to enable it to make payment in immediately available funds of the Purchase Price when due and any other amounts to be paid by it hereunder.
6.8    Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of BUYER which following the Closing would be an obligation of SELLER.
ARTICLE VII
COVENANTS
7.1    Conduct of Business.
(a)    Without the prior written consent of BUYER, which consent shall not be unreasonably withheld, conditioned or delayed, SELLER agrees, until the earlier of the Closing or the termination of this Agreement, not to and to cause each Controlled Entity not to do the following in respect of the Controlled Entities or the Non-Operated Interest:
(i)    other than in connection with the action authorized by Section 7.12, sell, transfer, assign, convey or otherwise dispose of (A) any material Assets other than in the ordinary course of business consistent with past practices or (B) any material equipment or other material Personal Property unless it is replaced with other equipment or Personal Property of substantially similar capability and value;
(ii)    create or allow the creation of any Lien other than Permitted Encumbrances on any Asset or the Subject Interests;
(iii)    incur, or commit to incur any liability or obligation to make capital expenditures other than capital expenditures which SELLER reasonably estimates will not exceed (A) $250,000 in the aggregate for any single project or (B) $500,000 in the aggregate for all projects;
(iv)    amend the formation or organizational documents of any Controlled Entity;
(v)    split, combine or reclassify any equity securities of any Controlled Entity;
(vi)    issue, repurchase, redeem or otherwise acquire, or offer, or have any Third Person or Controlled Entity offer, to repurchase, redeem or otherwise acquire, any of equity security of any Controlled Entity;
(vii)    except as required by Law or by an agreement in effect on the Execution Date, (A) allow any Controlled Entity to make any policy or program that would be a Benefit Plan, (B) increase the compensation payable or that could become payable by any Controlled Entity to any Business Employee, (C) allow any Controlled Entity enter into, establish or adopt any new, amend in any material respect, or terminate any plan, agreement, policy or program that would be a Benefit Plan; or (D) promote any Business Employee;
(viii)    (A) transfer, license, sell, pledge, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, distribution, non-cash dividend or otherwise) of any Entity except in the ordinary course of business, or (B) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization for any Controlled Entity;
(ix)    repurchase, prepay or incur any Indebtedness or guarantee any such Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any Controlled Entity, guarantee any debt securities of another Person, make a capital investment in any other Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing;
(x)    other than in the ordinary course of business, enter into or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any material Contract or any other agreement that, if in effect as of the date hereof would constitute a material Contract;
(xi)    institute, settle or compromise any Proceeding pending or threatened before any arbitrator, court or other Governmental Authority involving the payment of monetary damages by any Controlled Entity of any amount exceeding $100,000, individually, or $250,000 in the aggregate, other than any Proceeding brought against BUYER arising out of a breach or alleged breach of this Agreement by BUYER;
(xii)    make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;
(xiii)    make any material change in its cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(xiv)    sign a document in the nature of a “heads-of” agreement sometimes referred to as: memorandum of an agreement in principle, a letter of intent or memorandum of understanding, with a duration exceeding six months;
(xv)    enter into any transaction with any of its equity holders, directors, officers, employees or other Affiliates or Representatives;
(xvi)    enter into any Derivative Contracts;
(xvii)    change its fiscal year;
(xviii)     fail to file all Tax Returns due on or before the Effective Closing Date, and such Tax Returns shall be prepared in accordance with past practices, except to the extent that such past practices would subject the Controlled Entity to penalties under applicable Law;
(xix)    make any change in any method of tax accounting principles or practices, or make any Tax election, unless such change or election will not be binding on BUYER or the Controlled Entity after the Closing;
(xx)    fail to maintain all material Permits, approvals, bonds and guaranties affecting the Assets, and make all filings that any Controlled Entity is required to make under applicable Law with respect to the Assets; or
(xxi)    acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; or
(xxii)    enter into any agreement to do any of the foregoing.
The Parties agree that the covenants contained in this Section 7.1(a) do not apply to or in any manner restrict SELLER’s right or ability to take any and all actions it wishes in respect to the Transferred Assets.
(b)    Unless BUYER otherwise agrees in writing, which agreement shall not be unreasonably withheld, conditioned or delayed, SELLER shall, and shall cause the Controlled Entities to:
(i)    cause the Assets to be maintained and operated in the ordinary course of business in accordance with the past operating and maintenance practices of Operator, including regular scheduled maintenance and capital expenditures (but excluding any capital expenditure or other matter for which BUYER reasonably withholds its consent under Section 7.1(a)), and pay or cause to be paid all costs and expenses in connection therewith when due; provided, however, that if SELLER believes that it is desirable to depart from its ordinary course of business with respect to the Assets, it will promptly advise BUYER of the reasons therefore;
(ii)    carry on its business in respect of the Assets in substantially the same manner as it has heretofore; and
(iii)    use reasonable efforts (A) to preserve its business in respect of the Assets intact, and (B) to keep available the services of the employees involved in the conduct of such business, in each case, consistent with past practice; and
(iv)    cause the management committee of MPOG to issue an MPOG Net Distribution, the amount of which shall be dividended by the applicable Controlled Entities for the account of and to ultimately be retained by SELLER. In the event that the referenced MPOG Net Distribution is not completed prior to the Closing, BUYER will cause the proceeds thereof to be transferred to SELLER as soon as possible following the Closing.
7.2    Access Indemnity. BUYER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD THE SELLER INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES ARISING OUT OF, RESULTING FROM OR RELATING TO ANY PERSONAL INJURY TO OR PROPERTY DAMAGE CAUSED BY THE ACTS OR OMISSIONS OF BUYER, BUYER’S AFFILIATES, REPRESENTATIVES OR ANY PERSON ACTING ON BUYER’S OR ITS AFFILIATES’ BEHALF (COLLECTIVELY WITH BUYER, “BUYER REPRESENTATIVES”) IN CONNECTION WITH ANY PERSONAL INJURY TO, OR PROPERTY DAMAGE CAUSED BY, BUYER REPRESENTATIVES DURING THE COURSE OF ANY OFFICE VISIT, FIELD VISIT, ENVIRONMENTAL PROPERTY ASSESSMENT OR OTHER DUE DILIGENCE INVESTIGATION CONDUCTED BY BUYER OR ANY BUYER REPRESENTATIVE WITH RESPECT TO THE ASSETS OR THE CONTROLLED ENTITIES. BUYER shall comply fully with all rules, regulations, policies and instructions delivered by SELLER or Operator to BUYER in writing regarding BUYER’s actions while upon, entering or leaving any property included in the Assets, including any insurance requirements that SELLER may impose on contractors authorized to perform work on any property owned or operated by SELLER or the Controlled Entities.
7.3    Effect of Casualty Loss. SELLER will promptly notify BUYER of any Casualty Loss of which SELLER becomes aware prior to the Closing. If a Casualty Loss occurs and SELLER’s good faith estimated cost to repair or replace the destroyed or damaged Asset does not exceed $10,000,000, SELLER may elect, by issuing notice to BUYER within 10 days after making the determination to repair or replace the destroyed or damaged Asset, to proceed with repairing or replacing such damaged or destroyed Asset. Upon issuing said notice, the Closing will be extended for up to 90 days during which time SELLER will at its sole cost and expense return the affected Asset to a condition comparable in all material respects to such Asset’s condition immediately prior to the Casualty Loss. If (i) a Casualty Loss occurs and the good faith estimated cost to repair or replace the destroyed or damaged Asset exceeds $10,000,000, or (ii) a Casualty Loss occurs and (A) the cost to repair or replace the destroyed or damaged Asset does not exceed $10,000,000 and (B) SELLER elects not to repair or replace such damaged or destroyed Asset, BUYER may elect to terminate this Agreement, by issuing a notice to SELLER within 10 days after the later to occur of (i) or (ii).
7.4    Names. As soon as reasonably possible, but in no event later than 90 days after Closing, BUYER shall remove the names of SELLER and its Affiliates, including “DCP,” “CENTANA” and all variations thereof, from the Assets. As soon as reasonably possible after the Closing, BUYER shall make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to reflect that BUYER has title to the Assets. BUYER is acquiring and is entitled to use the names of “Dauphin Island Gathering Partners” and “Dauphin Island Gathering System, LLC” after Closing.
7.5    HSR Act Filings.
(a)    As soon as practicable after the date hereof, the Parties shall file a Notification and Report Form and such other filings as required under the HSR Act with the FTC concerning the transactions contemplated by this Agreement.
(b)    The Parties shall each use all commercially reasonable efforts to furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any further necessary filings or submissions under the provisions of the HSR Act.
(c)    The Parties agree, and shall cause their respective Affiliates, to cooperate and to use their respective commercially reasonable efforts to obtain any governmental clearances required for Closing, including early termination of the waiting period under the HSR Act and any applicable state antitrust or fair trade Law. Notwithstanding anything to the contrary in this Section 7.5, neither Party, nor any of their Affiliates, shall be required by this Section 7.5 to take any action that would require or result in holding separate or divesting assets or operations of SELLER, BUYER or any of their Affiliates in order to have satisfied their obligation under this Section 7.5.
(d)    The applicable filing fees in connection with the filings required to be made under the HSR Act shall be borne 50% by BUYER and 50% by SELLER.
7.6    Regulatory Filings.
(a)    General Pre-Closing Filings. BUYER and SELLER will proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with, and to give all notices to, Governmental Authorities required to accomplish the transactions contemplated by this Agreement; provided, however, that the cost to obtain Post-Closing Consents shall be borne by BUYER.
(b)    Post-Closing FERC Filings. SELLER will timely prepare and file the Index of Customers that DIGP must file with the FERC prior to the Closing Date. BUYER will timely prepare and file the Index of Customers that DIGP must file with the FERC for any periods from and after the Closing Date. BUYER will timely make all additional filings with the FERC that are due in respect of the activities of DIGP subsequent to the Closing Date (the “Post-Closing FERC Filings”). If SELLER possesses information not included in the Assets that BUYER requires to prepare and make the Post-Closing FERC Filings, SELLER will cooperate with BUYER to supply such information for inclusion in the Post-Closing FERC Filings.
(c)    BUYER will specifically identify in DIGP’s Annual Report of Activity for Calendar Year 2014 under the Blanket Certificate issued pursuant to 18 CFR Section 157.207 the fact that DIGP transferred its interests in the Tekas System and the Roberts Ranch System to an Affiliate of SELLER prior to the Closing. SELLER will cooperate with BUYER to supply specific information necessary to make such disclosure in DIGP’s Annual Report.
7.7    Preservation of Records.
(a)    For a period of seven years after the Effective Closing Date, the Party in possession of the originals of the Records will retain such Records at its sole cost and expense and will make such Records available to the other Party upon reasonable notice for inspection and/or copying, at the expense of the requesting Party, at the headquarters of the Party in possession (or at such other location in the United States as the Party in possession may designate in writing to the other Party) at reasonable times and during regular office hours. SELLER may retain a copy of the Records.
(b)    As promptly as practicable following the Closing Date, SELLER will transfer to BUYER SELLER’s original files and Records relating to the Controlled Entities and the Assets. If any contracts or agreements are only being partially assigned, SELLER will retain the original files and transfer to BUYER copies of those portions of the files that are applicable to the transactions that are the subject of this Agreement. The cost transfer of any original files and Records pursuant to this Section shall be borne by BUYER up to $5,000 and by SELLER for all amounts exceeding $5,000.
7.8    Employees.
(a)    SELLER will, within five days of the Execution Date, provide BUYER with a list of certain of the employees who are assigned on a full time or primary basis to the operations of one or more of the Controlled Entities (the “Business Employees”) and, with respect to each Business Employee, the Business Employee’s name, title, compensation, date of hire, start date of current position, all benefits offered by SELLER to each Business Employee, his or her accrued and unused vacation time as of the date when such list is provided, and incentive targets.
(b)    BUYER, or an Affiliate of BUYER, may hire certain Business Employees following interviews with the Business Employees. BUYER has the right to interview the Business Employees during normal working hours (including onsite interviews) consistent with the operating requirements of the Controlled Entities, applicable Law and, with the written permission of each such employee, may review and retain copies of personnel records. No later than 30 days after the Execution Date, BUYER will deliver to SELLER a written list containing the name and proposed offer (including base pay and benefits) of all of the Business Employees to whom BUYER wishes to make offers of employment. Business Employees who accept the BUYER’s offer of employment shall be considered employees of BUYER, or an Affiliate of Buyer, as of the Closing Date and their employment by DCP terminated on the Closing Date. The Business Employees who accept and actually commence employment with BUYER, or an Affiliate of Buyer, on the Closing Date (unless the Parties mutually agree to a later commencement date) are hereinafter collectively referred to as the “Continuing Employees.”
(c)    Except as otherwise provided for in this Agreement, SELLER is responsible for all compensation and benefits owing to Business Employees up to the Effective Closing Date, and BUYER is not responsible for the foregoing. Should a Claim be made against BUYER for such compensation and benefits, SELLER will indemnify BUYER and hold it harmless against such Claims, including, but not limited to, damages, penalties, reasonable attorneys’ fees, costs or interest.
(d)    With respect to any employees of SELLER who perform services with respect to any of the Assets and whose employment relationship with SELLER is terminated by SELLER, SELLER shall comply with all applicable Laws in connection therewith, including the WARN Act.
(e)    With respect to the Continuing Employees:
(i)    Each Continuing Employee shall be eligible to participate in the BUYER benefit plans set forth on Schedule 7.8(e) (the “BUYER Benefit Plans”) in accordance with the terms of each such plan, based on the commencement of his or her employment with the BUYER on the Closing Date, unless the Parties mutually agree to a later commencement date. Such BUYER Benefit Plans are not less than or inferior to the benefits received by other employees of BUYER’s employing Affiliate.
(ii)    If BUYER terminates the employment of any Continuing Employee within 12 months after the Closing Date, unless such termination is for cause, BUYER will pay such Continuing Employee severance based on terms of BUYER’s severance benefit plan in effect at the time, taking into account years of service recognized by SELLER and years of service with BUYER.
(iii)    BUYER shall grant all Continuing Employees credit for their service with SELLER (and SELLER’s predecessor entities) for purposes of eligibility to participate in and vesting credits in BUYER’s service award, vacation programs and policies and retirement plans. For the year during which such coverage begins, BUYER shall credit under any medical and/or dental benefit plan maintained by BUYER all Continuing Employees with any deductibles and co-payments already incurred during such year under SELLER’s group health plan, and waive any pre-existing conditions, exclusions or limitations as to coverage, any evidence-of-insurability provisions, and any waiting-period requirements under such plans. BUYER shall apply towards any deductible requirements and out-of-pocket maximum limits under such BUYER’s welfare benefit plans that are applicable to 2014, any similar deductible requirements and out-of-pocket maximum limits satisfied by any Continuing employee under SELLER’s welfare Benefit Plans. Prior to the Closing, SELLER shall prepare and deliver to each Continuing Employee and request such Continuing Employee to deliver to BUYER a schedule setting forth the amount of the deductible and out-of-pocket maximum limits satisfied by each Continuing Employee under SELLER welfare Benefit Plans with the information available as of the date the schedule is prepared, which schedule shall be updated through the Closing as soon as reasonably practical after the Closing.
(iv)    BUYER shall cause the trustee of BUYER’s 401(k) plan trust to accept direct rollovers from SELLER’s 401(k) plan trust for each Continuing Employee electing the same with respect to a distribution of his or her vested account thereunder. In addition, participant promissory notes for any outstanding loans of Continuing Employees under SELLER’s 401(k) plan shall be rolled over to BUYER’s 401(k) plan trust. If any Continuing Employee does not rollover his or her account to BUYER’s 401(k) plan, such Continuing Employee may continue to participate in SELLER’s 401(k) plan as a terminated participant in accordance with the terms thereof, and SELLER shall retain all responsibility for the management and administration of such Continuing Employee’s account balances under SELLER’s 401(k) plan.
(v)    The number of vacation days that each Continuing Employee shall be entitled under BUYER’s vacation policies for 2014 shall be no less than the number of remaining vacation days to which such employee would have been entitled (determined assuming that such employee worked for the full calendar year) under SELLER’s vacation policies determined as of the Closing Time, which such employee has not used and for which such employee has not been paid by SELLER. Promptly following the Closing, SELLER shall provide BUYER with a written exhibit showing the number of remaining vacation days for each Continuing Employee.
(f)    For the 12 month period following the Closing Date, if BUYER or any of its Affiliates directly or indirectly (including as an employee, a contractor or an employee of a contractor or subcontractor) retain the services of any Business Employee to whom SELLER paid severance payments or benefits because the employment of such Business Employee with SELLER was terminated, BUYER shall immediately reimburse SELLER the actual amount or value of severance pay that SELLER paid to such Business Employee.
(g)    SELLER shall take all actions necessary to continue COBRA continuation coverage to all individuals who are M&A Qualified Beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury Regulation Section 54.4980B-9) with respect to the sale of the Subject Interests to the BUYER for the duration of the period to which such individuals are entitled to such coverage.
(h)    Notwithstanding anything in this Agreement to the contrary, (i) nothing in this Agreement shall create any obligation on the part of BUYER or any Affiliate of BUYER to continue the employment of any employee for any definite period following the Closing Date, and (ii) nothing in this Agreement shall preclude BUYER or any Affiliate of BUYER from altering, amending, or terminating any of its Benefit Plans, or the participation of any of its employees in such plans, at any time.
(i)    No provision of this Section 7.8 shall constitute an amendment to any Benefit Plan maintained by the BUYER, SELLER or an Affiliate of either the BUYER or SELLER. Nor shall any provision of this Section 7.8 create any third party beneficiary rights, or inure to the benefit of or be enforceable by, any current or former employee, director, manager, service provider or the dependent or beneficiary of any current or former employee, manager, director or service provider or any Person representing the interests of any such individual.
7.9    Credits and Receipts. With respect to the month in which Closing occurs, revenues will be prorated between the Parties based upon the number of days that have elapsed in the month. Subject to the foregoing and the other provisions hereof (including the indemnification provisions hereof), all monies, proceeds, receipts, credits and income attributable to the Controlled Entities, the Non-Operated Interest and the Assets (as determined in accordance with GAAP) (i) for all periods of time at and after the Effective Closing Date, shall be the sole property and entitlement of BUYER, and, to the extent received by SELLER, shall be promptly accounted for and transmitted to BUYER and (ii) for all periods of time prior to the Effective Closing Date, shall be the sole property and entitlement of SELLER and, to the extent received by the Controlled Entities or BUYER, shall be promptly accounted for and transmitted to SELLER.
7.10    Settlement of Intercompany Accounts and Termination of Intercompany Contracts. The Parties acknowledge and agree that prior to the Closing SELLER will cause the Controlled Entities to settle all amounts receivable or payable with any Affiliates in respect of Intercompany Agreements or otherwise such that at the Closing Date no Controlled Entity will owe amounts to any SELLER or to any SELLER Affiliate and neither SELLER nor any SELLER Affiliate will owe any amounts to any Controlled Entity.  Further, the Parties acknowledge and agree that prior the Closing Date SELLER shall cause all Intercompany Agreements to be terminated such that no Controlled Entity shall have any further obligation under any Intercompany Agreements.
7.11    Idle Well Conductor Removal. If prior to Closing the three idle well conductors located at Main Pass Platform 225 have not been removed from said platform (the “Conductors”), SELLER will, as a post-Closing covenant, but not as a condition to Closing, cause the Conductors or the portion thereof that remain located at Main Pass Platform 225 to be removed in accordance with SELLER’s operating and engineering procedures, requirements, and standards and in accordance with all applicable Laws. SELLER will bear the entire cost of removing and disposing of the Conductors, and in consideration thereof, BUYER agrees that SELLER will acquire title to and the right to sell or dispose of the Conductors in such manner as SELLER may elect and to retain the proceeds of any such action, so long as SELLER complies with the covenants of this Section 7.11.
7.12    Like-Kind Exchange. Either BUYER or SELLER shall have the right at any time prior to Closing to assign all or a portion of its rights (but not its obligations) under this Agreement to a qualified intermediary in order to accomplish the transactions contemplated by this Agreement in a manner that would comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code. A Party that assigns its rights under this Agreement for this purpose shall provide the other Party with prior written notice. Any assignment of this Agreement to a qualified intermediary shall not release the non-assigning Party from any of its liabilities or obligations under this Agreement. No Party shall be obligated to pay any additional costs or incur any additional obligations under this Agreement if such costs or additional obligations are the result of the other Party’s like-kind exchange, and a Party electing to participate in a like-kind exchange agrees to hold harmless and indemnify the other Party from and against all claims, losses and liabilities, if any, resulting from the like-kind exchange. The rights of the Parties shall not be affected by any determination that the transaction does not qualify as a like-kind exchange.
7.13    Cooperation and Reasonable Efforts. The Parties agree to cooperate with each other and to use commercially reasonable efforts to cause all of the conditions precedent to Closing to be satisfied as soon as practicable.
7.14    Resignation of Officers and Managers. At the Closing, SELLER shall deliver to BUYER evidence reasonably satisfactory to BUYER of the Resignations, effective as of the Closing.
7.15     Conveyance of the Transferred Assets. On or before the Closing Date, SELLER shall assign and convey the Transferred Assets (including all past, present and future liabilities and obligations relating thereto) to an Affiliate of SELLER. After Closing, regardless of when and by whom the actual invoice or demand for payment is received, SELLER shall pay and be responsible for all past, present and future liabilities and obligations associated with the Transferred Assets.

7.16    Termination of Derivative Contracts. SELLER shall terminate all Derivative Contracts to which any Controlled Entity is a party or to which an Asset is bound, to the extent possible, prior to or contemporaneously with Closing, but in any event no later than the second Business Day following the Closing Date.
7.17    Confidentiality. After the Closing, SELLER and its Affiliates will hold, and will use their commercially reasonable efforts to cause their respective Representatives to hold, in confidence, unless compelled to disclose by Law, all confidential documents and information concerning each Controlled Entity and the business thereof, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by SELLER, (ii) in the public domain through no fault of SELLER or its Affiliates or (iii) later lawfully acquired by SELLER from sources other than those related to its prior ownership of each Controlled Entity. The obligation of SELLER and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.
7.18    Financial Statements. (a)    Upon the Execution Date the Parties shall cooperate to create the Financial Statements; provided, however, that SELLER shall provide the Financial Statements to BUYER no later than seventy-five (75) days following the Closing Date.
(b)    The “Financial Statements” shall be defined as (i) the audited combined balance sheets of the Controlled Entities as of December 31, 2013 and 2012, together with the statements of operations, cash flows and partners’ capital of each of the Controlled Entities for the twelve months ended December 31, 2013, 2012 and 2011, and the related notes thereto, (ii) the unaudited combined balance sheet of the Controlled Entities as of June 30, 2014, together with the statements of operations, cash flows and partners’ capital of the Controlled Entities for the six (6) months ended June 30, 2014 and 2013, and the related notes thereto.
(c)    The Financial Statements (A) shall be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), (B) shall be consistent with the books and records of the Controlled Entities, (C) will fairly present in all material respects the combined financial position of the Controlled Entities as of the date thereof and the combined results of operations, cash flows and changes in financial position of the Controlled Entities, and (D) will be compliant with Rule 3-05 of Regulation S-X promulgated by the Securities and Exchange Commission, for the period presented therein; provided, however, that the Financial Statements as of and for the six months ended June 30, 2014 shall be subject to normal year-end adjustments none of which, individually or in the aggregate, would be reasonably be expected to be material.
(d)    SELLER shall allow BUYER to review draft Financial Statements prior to their issuance to determine whether additional information or understanding is required by BUYER in order to adequately account for (i) the financial position of the Controlled Entities and (ii) all transactions of the Controlled Entities post-Closing.
(e)    The SELLER will provide required management representation to SELLER’s accounting firm, as necessary, in conjunction with the issuance of consent to use the audit opinion associated with the Financial Statements.
(f)    BUYER will reimburse SELLER for reasonable incremental costs incurred associated with the preparation, audit and review of Financial Statements.
7.19    W&T Dispute7.20    . As of the Execution Date, DIGP is involved in a contractual dispute with W&T Offshore, Inc. generally relating to third party gas production handling revenues (the “W&T Dispute”). It is anticipated that the W&T Dispute will not be resolved prior to Closing. In connection with the W&T Dispute, the Parties agree as follows:
(a)    SELLER and BUYER desire that DIGP continue to pursue the claims asserted by DIGP in the W&T Dispute.
(b)    SELLER, on behalf of DIGP, shall continue to pursue the W&T Dispute in the normal course of business up to the Closing Date.
(c)    At Closing, BUYER and SELLER shall enter into an agency agreement, the form of which is attached as Exhibit J, consistent with this Section 7.19 (the “W&T Agency Agreement”) pursuant to which BUYER shall appoint SELLER as DIGP’s agent for the limited purpose to allow SELLER to continue to pursue DIGP’s claims in the W&T Dispute in the normal course of business after the Closing Date.
(d)    At all times, SELLER shall be solely responsible to manage the W&T Dispute in its sole discretion including, but not limited to, pursuit of DIGP’s claims, abandonment of DIGP’s claims, and/or the settlement or compromise of DIGP’s claims.
(e)    At all times, SELLER shall be responsible for any and all costs and expenses associated with SELLER’s pursuit of the DIGP claims.
(f)    Upon resolution of the W&T Dispute and receipt, if any, of a favorable financial award, the proceeds of such award shall be allocated between SELLER and BUYER as follows:
(i)    First, SELLER shall be reimbursed for any and all costs and expenses incurred by SELLER at any time in pursuit of the DIGP claims in the W&T Dispute;
(ii)    Second, SELLER shall receive that amount of the net award attributable to those damages that accrued prior to the Closing Date; and
(iii)    Third, BUYER shall receive that amount of the net award attributable to those damages that accrued after the Closing Date.
(g)    Upon resolution of the W&T Dispute and receipt, if any, of a financial obligation, the total amounts owned pursuant to such obligation shall be paid by SELLER.
(h)    SELLER shall keep BUYER reasonably informed as to the status of the W&T Dispute.
(i)    The rights and obligations set forth in this Section 7.19 shall survive Closing until such time as the W&T Dispute is abandoned or resolved by SELLER.
ARTICLE VIII
CONDITIONS TO CLOSING

8.1	Conditions of BUYER and SELLER The obligation of SELLER and of BUYER to close the transactions set forth in this Agreement is subject to the satisfaction of the following conditions:
(a)    No Proceeding shall be pending or threatened which seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement;
(b)    Any applicable waiting period under the HSR Act relating to the transactions contemplated by the Agreement shall have expired or been terminated; and
(c)    SELLER shall have received all consents, authorizations, orders and approvals from Governmental Authorities referred to in Section 4.4 and BUYER shall have received all consents, authorizations, orders and approvals from Governmental Authorities referred to in Section 5.4, in each case, in form and substance reasonably satisfactory to BUYER or SELLER, as applicable; provided, that the Parties may act to mutually waive all or any portion of this condition.
8.2    SELLER’s Conditions. The obligation of SELLER to close the transactions set forth in this Agreement is subject to the satisfaction of the following conditions, any of which may be waived in SELLER’s sole discretion:
(a)    The representations and warranties of BUYER contained in ARTICLE VI hereof shall be true and correct in all material respects (disregarding all materiality and Material Adverse Effect qualifications contained therein) on and as of the Closing (except for representations and warranties that, in accordance with their terms speak only as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);
(b)    BUYER shall have performed in all material respects the obligations, covenants and agreements of BUYER contained herein and in each of the other Transaction Documents that are required to have been performed prior to Closing;
(c)    All of the BUYER Required Consents shall have been obtained;
(d)    From the Execution Date, none of the Controlled Entities nor MPOG shall have suffered a Material Adverse Effect;
(e)    SELLER shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of BUYER, that each of the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied;
(f)    SELLER shall have received BUYER’s wire transfer of the amount due with respect to the Purchase Price (as set forth in the Closing Statement); and
(g)    BUYER shall have delivered to SELLER duly executed Transaction Documents.
8.3    BUYER’s Conditions. The obligation of BUYER to close the transactions set forth in this Agreement is subject to the satisfaction of the following conditions, any of which may be waived in BUYER’s sole discretion:
(a)    The representations and warranties of SELLER contained in ARTICLE IV and ARTICLE V shall be true and correct on and as of the Closing (except for representations and warranties that, in accordance with their terms speak only as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);
(b)    SELLER shall have performed, in all material respects, the obligations, covenants and agreements of SELLER contained herein and in each of the other Transaction Documents that are required to have been performed prior to Closing;
(c)    All of the SELLER Required Consents shall have been obtained; provided, however, that failure to obtain any SELLER Required Consents shall not be a condition of BUYER to close if SELLER agrees in writing to amend Schedule 11.2(b) to include liabilities arising from failure to obtain each such SELLER Required Consent;
(d)    BUYER shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of SELLER, that each of the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied;
(e)    BUYER shall have received the Resignations;
(f)    SELLER shall have delivered to BUYER a good standing certificate (or its equivalent) for each of the Controlled Entities from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which each of the Controlled Entities is organized;
(g)    SELLER shall have delivered to BUYER the Non-Foreign Certificate;
(h)    From the Execution Date, none of the Controlled Entities nor MPOG shall have suffered a Material Adverse Effect;
(i)    SELLER shall have delivered evidence to BUYER of the assignment and conveyance of the Transferred Assets to an Affiliate of SELLER;
(j)    SELLER shall have delivered, or caused to be delivered, to BUYER assignments conveying the membership interests in CENTANA, DDI and Mobile Bay in accordance with the terms of this Agreement; and
(k)    SELLER and DCP shall have delivered to BUYER duly executed Transaction Documents.
ARTICLE IX
CLOSING
9.1    Time and Place of Closing. Time and Place of Closing
9.2    Deliveries at Closing. At the Closing,
(a)    SELLER will execute and deliver or caused to be executed and delivered to BUYER:
(i)    Each of the Transaction Documents, including the SELLER’s Guaranty, to which SELLER, DCP or any of SELLER’s other Affiliates are a party;
(ii)    Certificates issued by appropriate Governmental Authorities evidencing the good standing and existence of each of SELLER, CENTANA, DDI, COG, Mobile Bay and DIGS in Delaware, as of a date not more than 30 days prior to the Closing Date;
(iii)    The certificate referred to in Section 8.3(d);
(iv)    The Resignations;
(v)    A Non-Foreign Certificate in the form of Exhibit C;
(vi)    The SELLER Required Consents;
(vii)    Certificates or other instruments evidencing the transfer and conveyance of the Subject Interests, as required by Section 8.3(j);
(viii)    Evidence of the assignment and conveyance of the Transferred Assets to an Affiliate of SELLER; and
(ix)    A wire transfer of the Escrow Fund to the designated account of the Escrow Agent.
(b)    BUYER will execute and deliver or caused to be executed and delivered to SELLER:
(i)    Each of the Transaction Documents, including the BUYER’s Guaranty, to which BUYER or BUYER’s Affiliates are a party;
(ii)    Certificates issued by appropriate Governmental Authorities evidencing the good standing and existence of BUYER in Delaware, as of a date not more than 30 days prior to the Closing Date;
(iii)    The certificate referred to in Section 8.2(d);
(iv)    The BUYER Required Consents; and
(v)    A wire transfer to SELLER of the amount due to SELLER at Closing as set forth in Section 2.2 above.
ARTICLE X
TERMINATION
10.1    Termination at or Prior to Closing. This Agreement may be terminated and the transactions contemplated hereby abandoned as follows:
(a)    SELLER and BUYER may elect to terminate this Agreement at any time prior to the Closing by mutual written consent of the Parties;
(b)    SELLER or BUYER, by written notice to the other Party, may terminate this Agreement if the Closing shall not have occurred by October 2, 2014 provided, however, that neither Party may terminate this Agreement if such Party is at such time in breach of this Agreement; and provided, further, that such October 2, 2014 date shall be extended (i) for 5 Business Days beyond the completion of any cure period under Section 7.3 (such date, as may be extended pursuant to this Section 10.1(b), the “Termination Date”) and (ii) for 30 days beyond the completion of each request for additional information by the FTC with regard to the HSR Act filings referenced in Section 7.5;
(c)    SELLER or BUYER, by written notice to the other Party, may terminate this Agreement at any time on or prior to the Closing if the other Party shall have materially breached a covenant or agreement of such other Party contained this Agreement and such breach or failure is not cured within 15 days after receipt of written notice thereof from the non-breaching Party;
(d)    By written notice to BUYER, SELLER may terminate this Agreement if SELLER has not timely received the Deposit as provided in Section 2.4;
(e)    By written notice to SELLER, the BUYER may terminate this Agreement in accordance with Section 7.3; and
(f)    Either Party may terminate this Agreement to the extent such termination is expressly authorized by another provision of this Agreement.
10.2    Effect of Termination. In the event that Closing does not occur as a result of either Party exercising its right to terminate pursuant to Section 10.1, then neither Party shall have any further rights or obligations under this Agreement, except that (i) nothing herein shall relieve either Party from any liability for its breach of this Agreement or liability for fraud, and (ii) the provisions of Section 2.4 and ARTICLE XII shall survive any termination of this Agreement.
ARTICLE XI
INDEMNIFICATION
11.1    Indemnification by BUYER. Effective upon Closing, BUYER shall defend, indemnify and hold harmless SELLER and its Affiliates, and all of its and their directors, officers, employees, partners, members, contractors, agents, and representatives (collectively, the “SELLER Indemnitees”) from and against any and all Losses incurred by a SELLER Indemnitee as a result of or arising out of the breach of any of the representations, warranties, covenants, or agreements of BUYER contained in this Agreement, any Transaction Document or in any certificate delivered hereunder or thereunder.
11.2    Indemnification by SELLER. Effective upon Closing, SELLER shall defend, indemnify and hold harmless BUYER and its Affiliates, and all of its and their directors, officers, employees, partners, members, contractors, agents, and representatives (collectively, the “BUYER Indemnitees”) from and against any and all Losses incurred by a BUYER Indemnitee as a result of or arising out of:
(a)    the breach of any of the representations, warranties, covenants or agreements of SELLER contained in this Agreement, any Transaction Document or in any certificate delivered hereunder or thereunder;
(b)    the matters described in Schedule 11.2(b); and
(c)    the Transferred Assets.
11.3    Deductibles, Caps, Survival and Certain Limitations.
(a)    All representations, warranties, covenants and indemnities made by the Parties in this Agreement or pursuant hereto, shall survive the Closing as hereinafter provided, and shall not be merged into any instruments or agreements delivered at Closing.
(b)    With respect to the obligations of SELLER under Section 11.2(a):
(i)    no BUYER Indemnitee shall be entitled to assert any right to indemnification after (1) with respect to the breach of any of the representations or warranties of SELLER contained in this Agreement other than as set forth in subsections (2) or (3) of this Section 11.3(b)(i), 18 months from the Closing Time, (2) with respect to the breach of any of the representations or warranties of SELLER contained in Section 4.9, 24 months from the Closing Time, and (3) with respect to the breach of the representations, warranties or covenants set forth in Sections 4.1, 4.2, 4.3, 4.17, 5.1, 5.2, 7.11 and 12.3(a) (collectively the “Fundamental Representations”), until the applicable statute of limitations expires;
(ii)    other than with respect to Fundamental Representations, no BUYER Indemnitee shall be entitled to assert any right to indemnification unless the individual Claim or series of related Claims which arise out of substantially the same facts and circumstances exceed $50,000
(iii)    other than with respect to Fundamental Representations, none of the BUYER Indemnitees shall be entitled to assert any right to indemnification unless such Claims in the aggregate exceed $2,000,000, and then only to the extent that all such Claims exceed said amount; and
(iv)    none of the BUYER Indemnitees shall be entitled to assert any right to indemnification to the extent such claims exceed in the aggregate twelve and one half percent (12.5%) of the Purchase Price (the “Cap”); provided that the Cap shall not limit a BUYER indemnification Claim arising from SELLER’s breach of a Fundamental Representation.
(c)    For purposes of determining rights and damages pursuant to this ARTICLE XI, the breach of any representation, warranty, covenant or agreement contained in this Agreement shall be determined without regard to any materiality or Material Adverse Effect contained in said representation, warranty, covenant or agreement.
(d)    Any claim for indemnification under this Agreement made by any Party shall be in writing, be based upon a Claim that is actually asserted (and, with respect to a BUYER Indemnitee, be delivered in good faith prior to the respective survival period under Section 11.3(b)(i)), and shall specify in reasonable detail the specific nature of the Claim for indemnification hereunder (“Claim Notice”). Any such Claim that is described in a timely delivered Claim Notice shall survive from and after the applicable survival period under Section 11.3(b)(i) with respect to the specific matter described therein.
11.4    Notice of Asserted Liability; Opportunity to Defend.
(a)    All Claims for indemnification hereunder shall be asserted and handled pursuant to Section 11.3(a) and this Section 11.4. Any person claiming indemnification hereunder is referred to herein as the “Indemnified Party” or “Indemnitee” and any Person against whom such Claims are asserted hereunder is referred to herein as the “Indemnifying Party” or “Indemnitor.”
(b)    If a Claim is asserted against an Indemnified Party or any Loss is sought to be collected by an Indemnified Party from an Indemnifying Party, the Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The failure to give any such Claim Notice shall not affect the rights of the Indemnified Party to indemnification hereunder unless the Indemnifying Party is prejudiced thereby and then only to the extent the Indemnifying Party is prejudiced thereby.
(c)    The Indemnifying Party shall have 30 days from the receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether it disputes liability to the Indemnified Party hereunder with respect to the Claim or Loss, or (ii) in the case where Losses are asserted against or sought to be collected from an Indemnifying Party by the Indemnified Party, whether the Indemnifying Party desires at its own sole cost and expense to attempt to remedy such Losses or (iii) in the case where Claims are asserted against or sought to be collected from an Indemnified Party by a Third Person (“Third Person Claim”), whether the Indemnifying Party desires to defend the Indemnified Party against such Third Person Claim (which defense shall be at the sole cost and expense of the Indemnifying Party, and with counsel of its own choosing); provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it deems necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party.
(d)    If the Indemnifying Party does not give notice to the Indemnified Party of its election to contest and defend any such Third Person Claim within the Notice Period, then the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith (including legal fees and expenses).
(e)    If the Indemnifying Party is obligated to defend and indemnify the Indemnified Party, and (i) the Parties have a conflict of interest with respect to any such Third Person Claim, or (ii) there are legal defenses available to an Indemnified Party that are different or in addition to those available to the Indemnifying Party, then the Indemnified Party may, in its sole discretion, separately and independently contest and defend such Third Person Claim, and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith (including legal fees and expenses).
(f)    If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against Third Person Claim, the Indemnifying Party shall have the right to defend all appropriate Proceedings, with counsel of its own choosing, and such Proceedings shall be promptly settled or prosecuted by it to a final conclusion. If the Indemnified Party desires to participate in any such defense or settlement it may do so at its sole cost and expense (subject to subsection (e) of this Section 11.4). If the Indemnified Party joins in any such Third Person Claim, the Indemnifying Party shall nevertheless have full authority to determine all action to be taken with respect thereto.
(g)    Each Party agrees to cooperate with the other Party and its counsel in contesting any Third Person Claim and in making any counterclaim against the Third Person asserting the Third Person Claim, or any cross-complaint against any person. No Third Person Claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.
(h)    Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnified Party to any criminal liability, requires an admission of guilt or wrongdoing on the part of the Indemnified Party or imposes any continuing obligation on or requires any payment from the Indemnified Party without the Indemnified Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.
(i)    At any time after the commencement of defense of any Third Person Claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the settlement, payment or compromise by the Indemnifying Party of the asserted Third Person Claim, but only if the Indemnifying Party agrees in writing to be solely liable for such Third Person Claim; whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and notifies the Indemnifying Party in writing within 15 days of such request from the Indemnifying Party. In the event that the Indemnified Party determines that the contest should be continued, the amount for which the Indemnifying Party would otherwise be liable hereunder shall not exceed the amount which the Indemnifying Party had agreed to pay to compromise such Third Person Claim; provided that, the other Person to the contested Third Person Claim had agreed in writing to accept such amount in payment or compromise of the Third Person Claim as of the time the Indemnifying Party made its request therefore to the Indemnified Party, and further provided that, under such proposed compromise, the Indemnified Party would be fully and completely released from any further liability or obligation with respect to the matters which are the subject of such contested Third Person Claim.
(j)    Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE XI, the Indemnifying Party shall satisfy its obligations within fifteen (15) days of such agreement or such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should the Indemnifying Party not make full payment of any such obligations within such five-day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication, at the Interest Rate.
11.5    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in ARTICLE VII.
11.6    EXCLUSIVE REMEDY. OTHER THAN DUE TO A PARTY’S FRAUD AND THE POST CLOSING RECONCILIATION, AS BETWEEN THE BUYER INDEMNITEES AND THE SELLER INDEMNITEES, AFTER CLOSING (A) THE EXPRESS INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT WILL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES (OTHER THAN THE POST CLOSING RECONCILIATION PURSUANT TO SECTION 3.2) AND (B) NEITHER PARTY NOR ANY OF ITS RESPECTIVE SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST THE OTHER PARTY OR ITS AFFILIATES AS TO THE SUBJECT MATTER CONTAINED IN THIS AGREEMENT OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS AGREEMENT.
11.7    NEGLIGENCE AND STRICT LIABILITY WAIVER. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR VIOLATION OF ANY LAW OF OR BY SUCH INDEMNIFIED PARTY.
11.8    LIMITATION ON DAMAGES. IN NO EVENT SHALL EITHER SELLER OR BUYER BE LIABLE TO THE OTHER, OR TO THE OTHER’S INDEMNITEES, UNDER THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS FOR ANY EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES; PROVIDED THAT, IF ANY OF THE SELLER INDEMNITEES OR BUYER INDEMNITEES IS HELD LIABLE TO A THIRD PERSON FOR ANY SUCH DAMAGES AND THE INDEMNITOR IS OBLIGATED TO INDEMNIFY SUCH SELLER INDEMNITEES OR BUYER INDEMNITEES FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, THE INDEMNITOR SHALL BE LIABLE FOR, AND OBLIGATED TO REIMBURSE SUCH INDEMNITEES FOR SUCH DAMAGES.
11.9    BOLD AND/OR CAPITALIZED LETTERS. THE PARTIES AGREE THAT THE BOLD AND/OR CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.
ARTICLE XII
MISCELLANEOUS PROVISIONS
12.1    Expenses. Except as otherwise set forth herein or in the Confidentiality Agreement, each of SELLER and BUYER will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby.
12.2    Further Assurances. From time to time, and without further consideration, each Party will, and will cause its Affiliates to, execute and deliver to the other Party such documents, instruments and conveyances and take such actions and provide such further assurances as the other Party may reasonably request in order to more effectively implement and carry into effect the provisions hereof, the transactions contemplated by this Agreement and the other Transaction Documents.
12.3    Apportionment of Taxes; Transfer Taxes; Recording Fees.
(a)    SELLER shall be liable for all SELLER Taxes to the extent not taken into account in computing Final Net Working Capital.
(b)    In the case of Taxes that are payable with respect to any Straddle Period, the amount of any such Tax that is attributable to the portion of the period ending on the Effective Closing Date shall be a SELLER Tax and shall be:
(i)    in the case of ad valorem Taxes, the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Effective Closing Date and the denominator of which is the number of calendar days in the entire period
(ii)    in the case of all Taxes not described in Section 12.3(b)(i), the amount that would be payable if the Tax period ended with (and included) the Effective Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Effective Closing Date and the period beginning after the Effective Closing Date in proportion to the number of days in each period.
(c)    To the extent that the amount of a SELLER Tax is known or can be reasonably estimated at Closing or at the time of delivery of the Closing Statement, such amount of SELLER Tax shall be included in the Estimated Net Working Capital or Final Net Working Capital, respectively; provided, however, that SELLER shall promptly pay to BUYER any SELLER Tax payable by BUYER to the extent that such SELLER Tax was not taken into account in determining the Final Net Working Capital; and, provided further, that BUYER shall promptly pay to SELLER the amount for which a SELLER Tax taken into account in computing the Final Net Working Capital exceeds the actual amount of such SELLER Tax. Such payments shall be due to BUYER at the time that the payment of a SELLER Tax is due or, in the case of a payment due to SELLER, at the time the amount of the SELLER Tax to which the payment is with respect to is fixed and determinable.
(d)    SELLER and BUYER believe that the purchases and sales contemplated by this Agreement are exempt from or are otherwise not subject to sales, use, transfer, or similar Taxes. If any such sales, transfer, use or similar Taxes are due or should hereafter become due (including penalty and interest thereon) by reason of this transaction, BUYER and SELLER shall each be liable for one-half of such Taxes.
(e)    BUYER and SELLER shall cooperate fully as and to the extent reasonably requested by the other Party in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes (each, a “Tax Proceeding”) imposed on or with respect to the Assets or the operations or activities of the Entities. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
12.4    Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, provided that neither Party may assign this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Party.
12.5    Entire Agreement, Amendments and Waiver. This Agreement, together with the Transaction Documents and all certificates, documents, instruments and writings that are delivered pursuant hereto and thereto contain the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof; provided, however, that any covenant set forth in the Confidentiality Agreement that does not involve a confidentiality obligation will survive Closing until performed. This Agreement may be amended, superseded or canceled only by a written instrument duly executed by the Parties. Any of the terms of this Agreement and any condition to a Party’s obligations hereunder may be waived only in a signed writing by that Party specifically stating that it waives a term or condition hereof. No waiver by either Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.
12.6    Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
12.7    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
12.8    Governing Law and Dispute Resolution.
(a)    Governing Law. This Agreement shall be governed by, enforced in accordance with, and interpreted under, the Laws of the State of Delaware without reference to conflicts of Laws principles.
(b)    Negotiation. In the event of any dispute, the Parties shall promptly seek to resolve any such dispute by negotiations between senior executives of the Parties who have authority to settle the dispute. When a Party believes there is a dispute under this Agreement, that Party will promptly give the other Party written notice of the dispute. Within 30 days after receipt of such notice, the receiving Party shall submit to the other a written response. Both the notice and response shall include (i) a statement of each Party’s position and a summary of the evidence and arguments supporting such position, and (ii) the name, title, fax number, and telephone number of the executive or executives who will represent that Party. If the dispute involves a Claim arising out of the actions of any Person not a signatory to this Agreement, the receiving Party shall have such additional time as necessary, not to exceed an additional 30 days, to investigate the dispute before submitting a written response. The executives shall meet at a mutually acceptable time and place within 15 days after the date of the response and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.
(c)    Failure to Resolve. If the dispute has not been resolved within 60 days after the date of the response given pursuant to Section 12.8(b) above, or such additional time, if any, that the Parties mutually agree to in writing, or if the Party receiving such notice denies the applicability of the provisions of Section 12.8(b) or otherwise refuses to participate under the provisions of Section 12.8(b), either Party may initiate legal proceedings to enforce its rights under this Agreement.
(d)    The provisions of Sections 12.8(b) and 12.8(c) shall not apply to disputes regarding the Post-Closing Price Reconciliation, which are addressed in Section 3.2.
(e)    Choice of Forum. If any Proceeding should be instituted, arising out of or relating to this Agreement or the transactions contemplated hereby, such Proceedings shall be brought and tried in, and the Parties hereby consent to the jurisdiction of, the federal or state courts situated in Denver County, State of Colorado.
(f)    JURY WAIVERS. THE PARTIES HEREBY WAIVE ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY.
12.9    Notices and Addresses. Any notice, request, instruction, waiver or other communication to be given hereunder by either Party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with the postage prepaid (return receipt requested), sent by messenger or overnight delivery service, or sent by facsimile to the addresses of the Parties as follows:
BUYER:

American Midstream Partners, LP
1400 16th Street, Suite 310
Denver, CO 80202
Telephone: (720) 457-6075
Facsimile: (720) 457-6040
Attn: William B. Mathews, General Counsel

SELLER:

DCP LP Holdings, LLC
370 - 17th Street, Suite 2500
Denver, Colorado 80202
Telephone: (303) 595-3331
Facsimile: (303) 605-2225
Attn: Chief Executive Officer
with a copy to:

DCP LP Holdings, LLC
370 - 17th Street, Suite 2500
Denver, Colorado 80202
Telephone: (303) 595-3331
Facsimile: (303) 605-2226
Attn: General Counsel
or at such other address as either Party may designate by written notice to the other Party in the manner provided in this Section 12.9. Notice by mail shall be deemed to have been given and received on the 3rd day after posting. Notice by messenger, overnight delivery service, facsimile transmission or personal delivery shall be deemed given on the date of actual delivery.
12.10    Press Releases. Except as may otherwise be required by securities Laws and public announcements or disclosures that are, in the reasonable opinion of the Party proposing to make the announcement or disclosure, legally required to be made, there shall be no press release or public communication concerning the transactions contemplated by this Agreement by either Party except with the prior written consent of the Party not originating such press release or communication, which consent shall not be unreasonably withheld, conditioned or delayed. BUYER and SELLER will consult in advance on the necessity for, and the timing and content of, any communications to be made to the public and, subject to legal constraints, to the form and content of any application or report to be made to any Governmental Authority that relates to the transactions contemplated by this Agreement.
12.11    Offset. Nothing contained herein or in any Transaction Document shall create a right of offset or setoff for any Party, and each Party hereby waives and disclaims any right of offset or setoff under all applicable Law or common Law.
12.12    No Partnership; Third Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, tax partnership, or agency relationship between the Parties. Nothing in this Agreement shall provide any benefit to any Third Person or entitle any Third Person to any Claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract; provided, however, that the indemnification provisions of ARTICLE XI shall inure to the benefit of the BUYER Indemnitees and the SELLER Indemnitees as provided therein.
12.13    Negotiated Transaction. The provisions of this Agreement were negotiated by the Parties, and this Agreement shall be deemed to have been drafted by both Parties.
12.14    Schedules. Unless the context otherwise requires, all capitalized terms used in the Schedules have the respective meanings assigned in this Agreement. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Schedules. No disclosure in the Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment by SELLER, in and of itself, that such information is material to or outside the ordinary course of the business or required to be disclosed on the Schedules. Each disclosure in the Schedules shall be deemed to qualify all representations and warranties of SELLER notwithstanding the lack of a specific cross-reference, and any information disclosed in the Schedules shall be deemed to be disclosed for all purposes of this Agreement, provided that the relevance of such matter is reasonably apparent.
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The Parties have signed this Agreement by their duly authorized officials as of the date first set forth above.
SELLER

DCP LP HOLDINGS, LLC

By: /s/ D. Robert Sadler
Name: D. Robert Sadler
Title: Vice President

BUYER

AMERICAN MIDSTREAM, LLC

By: /s/ Daniel C. Campbell
Name:    Daniel C. Campbell
Title:     Senior Vice President and Chief Financial Officer